                                                                     EXHIBIT 4.4

================================================================================


                                CREDIT AGREEMENT


                                     among

                          NOBLE DRILLING CORPORATION,


                         VARIOUS LENDING INSTITUTIONS,


                        CREDIT LYONNAIS NEW YORK BRANCH,
                             as DOCUMENTATION AGENT

                                      and

                      CHRISTIANIA BANK OG KREDITKASSE ASA,
                                NEW YORK BRANCH,


                                  as ARRANGER
                            and ADMINISTRATIVE AGENT


          -----------------------------------------------------------


                          Dated as of August 14, 1997


          -----------------------------------------------------------


                                  $200,000,000

================================================================================

                               TABLE OF CONTENTS


                                                                            Page
                                                                            ----
SECTION 1.  Amount and Terms of Credit  . . . . . . . . . . . . . . . . . .    1
       1.01  Commitment   . . . . . . . . . . . . . . . . . . . . . . . . .    1
       1.02  Minimum Borrowing Amounts, etc.  . . . . . . . . . . . . . . .    1
       1.03  Notice of Borrowing  . . . . . . . . . . . . . . . . . . . . .    2
       1.04  Disbursement of Funds  . . . . . . . . . . . . . . . . . . . .    2
       1.05  Notes  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
       1.06  Conversions  . . . . . . . . . . . . . . . . . . . . . . . . .    3
       1.07  Pro Rata Borrowings  . . . . . . . . . . . . . . . . . . . . .    4
       1.08  Interest   . . . . . . . . . . . . . . . . . . . . . . . . . .    4
       1.09  Interest Periods   . . . . . . . . . . . . . . . . . . . . . .    5
       1.10  Increased Costs, Illegality, etc.  . . . . . . . . . . . . . .    6
       1.11  Compensation   . . . . . . . . . . . . . . . . . . . . . . . .    8
       1.12  Change of Lending Office; Limitation on Indemnities  . . . . .    8
       1.13  Replacement of Banks   . . . . . . . . . . . . . . . . . . . .    9

SECTION 2.  Letters of Credit . . . . . . . . . . . . . . . . . . . . . . .   10
       2.01  Letters of Credit  . . . . . . . . . . . . . . . . . . . . . .   10
       2.02  Minimum Stated Amount  . . . . . . . . . . . . . . . . . . . .   10
       2.03  Letter of Credit Requests; Request for Issuance of Letter of
              Credit  . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
       2.04  Agreement to Repay Letter of Credit Payments   . . . . . . . .   11
       2.05  Letter of Credit Participations  . . . . . . . . . . . . . . .   11
       2.06  Increased Costs  . . . . . . . . . . . . . . . . . . . . . . .   14
       2.07  Indemnities  . . . . . . . . . . . . . . . . . . . . . . . . .   14

SECTION 3.  Fees; Commitments . . . . . . . . . . . . . . . . . . . . . . .   15
       3.01  Fees   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
       3.02  Voluntary Reduction of Commitments   . . . . . . . . . . . . .   16
       3.03  Mandatory Adjustments of Commitments, etc.   . . . . . . . . .   16

SECTION 4.  Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
       4.01  Voluntary Prepayments  . . . . . . . . . . . . . . . . . . . .   17
       4.02  Mandatory Prepayments  . . . . . . . . . . . . . . . . . . . .   17
       4.03  Method and Place of Payment  . . . . . . . . . . . . . . . . .   19
       4.04  Net Payments   . . . . . . . . . . . . . . . . . . . . . . . .   19





                                      (i)

                                                                            Page
                                                                            ----
SECTION 5.  Conditions Precedent  . . . . . . . . . . . . . . . . . . . . .   21
       5.01  Execution of Agreement   . . . . . . . . . . . . . . . . . . .   22
       5.02  No Default; Representations and Warranties   . . . . . . . . .   22
       5.03  Officer's Certificate  . . . . . . . . . . . . . . . . . . . .   22
       5.04  Opinions of Counsel  . . . . . . . . . . . . . . . . . . . . .   22
       5.05  Corporate Proceedings  . . . . . . . . . . . . . . . . . . . .   22
       5.06  Existing Indebtedness Agreements   . . . . . . . . . . . . . .   23
       5.07  Adverse Change, etc.   . . . . . . . . . . . . . . . . . . . .   23
       5.08  Litigation   . . . . . . . . . . . . . . . . . . . . . . . . .   23
       5.09  Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . .   23
       5.10  Fees   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
       5.11  Guaranty   . . . . . . . . . . . . . . . . . . . . . . . . . .   24
       5.12  Rig Reports  . . . . . . . . . . . . . . . . . . . . . . . . .   24
       5.13  Insurance Report   . . . . . . . . . . . . . . . . . . . . . .   24
       5.14  Projections  . . . . . . . . . . . . . . . . . . . . . . . . .   24
       5.15  Offshore Drilling Contracts  . . . . . . . . . . . . . . . . .   24

SECTION 6.  Representations, Warranties and Agreements  . . . . . . . . . .   25
       6.01  Corporate Status   . . . . . . . . . . . . . . . . . . . . . .   25
       6.02  Corporate Power and Authority  . . . . . . . . . . . . . . . .   25
       6.03  No Violation   . . . . . . . . . . . . . . . . . . . . . . . .   26
       6.04  Litigation   . . . . . . . . . . . . . . . . . . . . . . . . .   26
       6.05  Use of Proceeds; Margin Regulations  . . . . . . . . . . . . .   26
       6.06  Governmental Approvals   . . . . . . . . . . . . . . . . . . .   26
       6.07  Investment Company Act   . . . . . . . . . . . . . . . . . . .   27
       6.08  Public Utility Holding Company Act   . . . . . . . . . . . . .   27
       6.09  True and Complete Disclosure   . . . . . . . . . . . . . . . .   27
       6.10  Financial Condition; Financial Statements; Projections   . . .   27
       6.11  Tax Returns and Payments   . . . . . . . . . . . . . . . . . .   28
       6.12  Employee Benefit Plans   . . . . . . . . . . . . . . . . . . .   28
       6.13  Subsidiaries   . . . . . . . . . . . . . . . . . . . . . . . .   29
       6.14  Patents, etc.  . . . . . . . . . . . . . . . . . . . . . . . .   29
       6.15  Pollution and Other Regulations  . . . . . . . . . . . . . . .   29
       6.16  Properties   . . . . . . . . . . . . . . . . . . . . . . . . .   30
       6.17  Labor Relations  . . . . . . . . . . . . . . . . . . . . . . .   30
       6.18  Existing Indebtedness  . . . . . . . . . . . . . . . . . . . .   31
       6.19  Rig Classification   . . . . . . . . . . . . . . . . . . . . .   31

SECTION 7.  Affirmative Covenants . . . . . . . . . . . . . . . . . . . . .   31
       7.01  Information Covenants  . . . . . . . . . . . . . . . . . . . .   31





                                      (ii)

                                                                            Page
                                                                            ----
       7.02  Books, Records and Inspections   . . . . . . . . . . . . . . .   34
       7.03  Maintenance of Property; Insurance   . . . . . . . . . . . . .   34
       7.04  Payment of Taxes   . . . . . . . . . . . . . . . . . . . . . .   34
       7.05  Consolidated Corporate Franchises  . . . . . . . . . . . . . .   35
       7.06  Compliance with Statutes, etc.   . . . . . . . . . . . . . . .   35
       7.07  Good Repair  . . . . . . . . . . . . . . . . . . . . . . . . .   35
       7.08  End of Fiscal Years; Fiscal Quarters   . . . . . . . . . . . .   35
       7.09  Use of Proceeds  . . . . . . . . . . . . . . . . . . . . . . .   35
       7.10  Rig Valuations   . . . . . . . . . . . . . . . . . . . . . . .   36
       7.11  Additional Guarantors  . . . . . . . . . . . . . . . . . . . .   36
       7.12  ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36

SECTION 8.  Negative Covenants  . . . . . . . . . . . . . . . . . . . . . .   36
       8.01  Changes in Business  . . . . . . . . . . . . . . . . . . . . .   36
       8.02  Consolidation, Merger, Sale of Assets, etc.  . . . . . . . . .   37
       8.03  Indebtedness   . . . . . . . . . . . . . . . . . . . . . . . .   37
       8.04  Liens  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
       8.05  Restricted Payments  . . . . . . . . . . . . . . . . . . . . .   40
       8.06  Restrictions on Subsidiaries   . . . . . . . . . . . . . . . .   41
       8.07  Transactions with Affiliates   . . . . . . . . . . . . . . . .   42
       8.08  Fleet Rig Management   . . . . . . . . . . . . . . . . . . . .   42
       8.09  Interest Coverage Ratio  . . . . . . . . . . . . . . . . . . .   43
       8.10  Leverage Ratio   . . . . . . . . . . . . . . . . . . . . . . .   43
       8.11  Fleet Market Value   . . . . . . . . . . . . . . . . . . . . .   43
       8.12  Net Worth  . . . . . . . . . . . . . . . . . . . . . . . . . .   43

SECTION 9.  Events of Default . . . . . . . . . . . . . . . . . . . . . . .   43
       9.01  Payments   . . . . . . . . . . . . . . . . . . . . . . . . . .   43
       9.02  Representations, etc.  . . . . . . . . . . . . . . . . . . . .   43
       9.03  Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . .   43
       9.04  Default Under Other Agreements   . . . . . . . . . . . . . . .   44
       9.05  Bankruptcy, etc.   . . . . . . . . . . . . . . . . . . . . . .   44
       9.06  Guaranty   . . . . . . . . . . . . . . . . . . . . . . . . . .   44
       9.07  Judgments  . . . . . . . . . . . . . . . . . . . . . . . . . .   45
       9.08  Employee Benefit Plans   . . . . . . . . . . . . . . . . . . .   45
       9.09  Change of Control  . . . . . . . . . . . . . . . . . . . . . .   45

SECTION 10.  Definitions  . . . . . . . . . . . . . . . . . . . . . . . . .   46





                                     (iii)

                                                                            Page
                                                                            ----
SECTION 11.  The Administrative Agent . . . . . . . . . . . . . . . . . . .   67
       11.01  Appointment   . . . . . . . . . . . . . . . . . . . . . . . .   67
       11.02  Nature of Duties  . . . . . . . . . . . . . . . . . . . . . .   67
       11.03  Lack of Reliance on the Administrative Agent  . . . . . . . .   68
       11.04  Certain Rights of the Administrative Agent  . . . . . . . . .   68
       11.05  Reliance  . . . . . . . . . . . . . . . . . . . . . . . . . .   68
       11.06  Indemnification   . . . . . . . . . . . . . . . . . . . . . .   69
       11.07  The Administrative Agent in Its Individual Capacity   . . . .   69
       11.08  Holders   . . . . . . . . . . . . . . . . . . . . . . . . . .   69
       11.09  Resignation by the Administrative Agent   . . . . . . . . . .   69

SECTION 12.  Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . .   70
       12.01  Payment of Expenses, etc.   . . . . . . . . . . . . . . . . .   70
       12.02  Right of Setoff   . . . . . . . . . . . . . . . . . . . . . .   71
       12.03  Notices   . . . . . . . . . . . . . . . . . . . . . . . . . .   72
       12.04  Benefit of Agreement  . . . . . . . . . . . . . . . . . . . .   72
       12.05  No Waiver; Remedies Cumulative  . . . . . . . . . . . . . . .   74
       12.06  Payments Pro Rata   . . . . . . . . . . . . . . . . . . . . .   74
       12.07  Calculations; Computations  . . . . . . . . . . . . . . . . .   75
       12.08  Governing Law; Submission to Jurisdiction; Venue;
              Waiver of Jury Trial  . . . . . . . . . . . . . . . . . . . .   75
       12.09  Counterparts  . . . . . . . . . . . . . . . . . . . . . . . .   76
       12.10  Effectiveness   . . . . . . . . . . . . . . . . . . . . . . .   76
       12.11  Headings Descriptive  . . . . . . . . . . . . . . . . . . . .   76
       12.12  Amendment or Waiver   . . . . . . . . . . . . . . . . . . . .   76
       12.13  Survival  . . . . . . . . . . . . . . . . . . . . . . . . . .   77
       12.14  Domicile of Loans   . . . . . . . . . . . . . . . . . . . . .   77
       12.15  Confidentiality   . . . . . . . . . . . . . . . . . . . . . .   77
       12.16  Registry  . . . . . . . . . . . . . . . . . . . . . . . . . .   77


ANNEX I       --     Commitments
ANNEX II      --     Bank Addresses
ANNEX III     --     Certain Non-Essential Rigs
ANNEX IV      --     Offshore Drilling Contracts
ANNEX V       --     Subsidiaries
ANNEX VI      --     Real Property
ANNEX VII     --     Rigs and Vessels
ANNEX VIII    --     Existing Indebtedness
ANNEX IX      --     Existing Liens
ANNEX X       --     Approved Rig Brokers
ANNEX XI      --     Subsidiary Guarantors





                                      (iv)

EXHIBIT A     --     Form of Notice of Borrowing
EXHIBIT B     --     Form of Note
EXHIBIT C     --     Form of Letter of Credit Request
EXHIBIT D     --     Form of Section 4.04(b)(ii) Certificate
EXHIBIT E-1   --     Form of Opinion of Thompson & Knight, P.C.
EXHIBIT E-2   --     Form of Opinion of White & Case
EXHIBIT F     --     Form of Officers' Certificate
EXHIBIT G     --     Form of Guaranty
EXHIBIT H     --     Form of Compliance Certificate
EXHIBIT I     --     Form of Assignment and Assumption Agreement





                                      (v)

              CREDIT AGREEMENT, dated as August 14, 1997, among NOBLE DRILLING CORPORATION (the "Borrower"), a Delaware corporation, the lending institutions listed from time to time on Annex I hereto (each a "Bank" and, collectively, the "Banks"), CREDIT LYONNAIS NEW YORK BRANCH, as Documentation Agent and CHRISTIANIA BANK OG KREDITKASSE ASA, NEW YORK BRANCH, as Arranger and Administrative Agent (the "Administrative Agent"). Unless otherwise defined herein, all capitalized terms used herein and defined in Section 10 are used herein as so defined.


                             W I T N E S S E T H :


              WHEREAS, subject to the terms and conditions set forth herein, the Banks are willing to make available to the Borrower the credit facilities provided for herein:

              NOW, THEREFORE, it is agreed:

              SECTION 1.  Amount and Terms of Credit.

              1.01 Commitment. Subject to and upon the terms and conditions herein set forth, each Bank severally agrees to make a loan or loans (each a "Loan" and, collectively, the "Loans") under the Facility to the Borrower, which Loans (i) shall be made at any time and from time to time on and after the Effective Date and prior to the Maturity Date, (ii) except as hereinafter provided, may, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans, provided that all Loans made as part of the same Borrowing shall, unless otherwise specifically provided herein, consist of Loans of the same Type, (iii) may be repaid and reborrowed in accordance with the provisions hereof, (iv) shall not exceed in the aggregate for all Banks at any time outstanding, the Total Commitment and
(v) shall not exceed for any Bank at any time outstanding that aggregate principal amount which, when combined with the aggregate outstanding principal amount of all other Loans of such Bank and with such Bank's Adjusted Percentage of the Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Loans) at such time, equals (1) if such Bank is a Non-Defaulting Bank, the Adjusted Commitment of such Bank at such time and (2) if such Bank is a Defaulting Bank, the Commitment of such Bank at such time.

              1.02 Minimum Borrowing Amounts, etc. The aggregate principal amount of each Borrowing shall not be less than the Minimum Borrowing Amount for the Loans constituting such Borrowing. More than one Borrowing may be incurred on any day, provided that at no time shall there be outstanding more than eight Borrowings of Eurodollar Loans.

              1.03 Notice of Borrowing. Whenever the Borrower desires to incur Loans under the Facility, it shall give the Administrative Agent at its Notice Office, prior to 12:00 Noon (New York time), at least three Business Days' prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Eurodollar Loans and at least one Business Day's prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Base Rate Loans to be made hereunder. Each such notice (each a "Notice of Borrowing") shall be in the form of Exhibit A and shall be irrevocable and shall specify (i) the aggregate principal amount of the Loans to be made pursuant to such Borrowing, (ii) the date of Borrowing (which shall be a Business Day) and (iii) whether the respective Borrowing shall consist of Base Rate Loans or (to the extent permitted) Eurodollar Loans and, if Eurodollar Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall promptly give each Bank written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing, of such Bank's proportionate share thereof and of the other matters covered by the Notice of Borrowing.

              1.04 Disbursement of Funds. (a) No later than 1:00 P.M. (New York time) on the date specified in each Notice of Borrowing, each Bank will make available its pro rata share of each Borrowing requested to be made on such date in the manner provided below. All such amounts shall be made available to the Administrative Agent in Dollars and immediately available funds at the Payment Office and the Administrative Agent promptly will make available to the Borrower by depositing to its account at the Payment Office the aggregate of the amounts so made available in Dollars and immediately available funds. Unless the Administrative Agent shall have been notified by any Bank prior to the date of Borrowing that such Bank does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Bank has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Bank and the Administrative Agent has made available same to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Bank. If such Bank does not pay such corresponding amount forthwith upon the Administrative Agent's demand therefor, the Administrative Agent shall promptly (and in any event within two Business Days from the date the Administrative Agent made such funds available to the Borrower) notify the Borrower, and the Borrower shall (within two Business Days of receiving such demand) pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover on demand from such Bank or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (x) if paid by such Bank, the overnight Federal Funds Effective Rate or (y) if paid by the Borrower, the then applicable rate of interest, calculated in accordance with Section 1.08, for the respective Loans.

              (b) Nothing herein shall be deemed to relieve any Bank from its obligation to fulfill its commitments hereunder or to prejudice any rights which the Borrower may have against any Bank as a result of any default by such Bank hereunder.

              1.05 Notes. (a) The Borrower's obligation to pay the principal of, and interest on, the Loans made to it by each Bank shall be evidenced by a promissory note substantially in the form of Exhibit B with blanks appropriately completed in conformity herewith (each a "Note" and, collectively, the "Notes").

              (b) The Note issued to each Bank shall (i) be executed by the Borrower, (ii) be payable to the order of such Bank and be dated the Effective Date, (iii) be in a stated principal amount equal to the Commitment of such Bank on such date and be payable in the outstanding principal amount of the Loans evidenced thereby, (iv) mature on the Maturity Date, (v) bear interest as provided in the appropriate clause of Section 1.08 in respect of the outstanding Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby, (vi) be subject to mandatory repayment as provided in Section 4.02 and
(vii) be entitled to the benefits of this Agreement and the other Credit Documents.

              (c) Each Bank will note on its internal records the amount of each Loan made by it and each payment in respect thereof and will, prior to any transfer of any of its Notes, endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation shall not affect the Borrower's obligations in respect of such Loans.

              1.06 Conversions. The Borrower shall have the option to convert on any Business Day all or a portion at least equal to the applicable Minimum Borrowing Amount of the outstanding principal amount of the Loans owing pursuant to the Facility into a Borrowing or Borrowings pursuant to the Facility of another Type of Loan, provided that (i) except as otherwise provided in Section 1.10(b), Eurodollar Loans may be converted into Base Rate Loans only on the last day of an Interest Period applicable thereto and no partial conversion of a Borrowing of Eurodollar Loans shall reduce the outstanding principal amount of the Eurodollar Loans made pursuant to such Borrowing to less than the Minimum Borrowing Amount applicable thereto, (ii) no Base Rate Loans may be converted into Eurodollar Loans at any time when a Default or Event of Default is in existence on the date of the conversion if the Administrative Agent or the Required Banks have determined that such a conversion would be disadvantageous to the Banks and (iii) Borrowings of Eurodollar

Loans resulting from this Section 1.06 shall be limited in number as provided in Section 1.02. Each such conversion shall be effected by the Borrower giving the Administrative Agent at its Notice Office, prior to 12:00 Noon (New York time), at least three Business Days' (or one Business Day's, in the case of a conversion into Base Rate Loans) prior written notice (or telephonic notice promptly confirmed in writing) (each a "Notice of Conversion") specifying the Loans to be so converted, the Type of Loans to be converted into and, if to be converted into a Borrowing of Eurodollar Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give prompt notice of any such proposed conversion to each Bank with Loans affected thereby.

              1.07 Pro Rata Borrowings. All Loans under this Agreement shall be made by the Banks pro rata on the basis of their Commitments. It is understood that no Bank shall be responsible for any default by any other Bank in its obligation to make Loans hereunder and that each Bank shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Bank to fulfill its commitments hereunder.

              1.08 Interest. (a) The unpaid principal amount of each Base Rate Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum which shall at all times be the Base Rate in effect from time to time.

              (b) The unpaid principal amount of each Eurodollar Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum which shall at all times be the Eurodollar Rate plus the Applicable Eurodollar Margin.

              (c) All overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan and any other overdue amount payable hereunder shall bear interest at a rate per annum equal to 2% per annum in excess of the rate otherwise applicable to such Loans from time to time, with such interest payable on demand, provided that no Loan shall bear interest after maturity (whether by acceleration or otherwise) at a rate per annum less than 2% plus the rate of interest applicable thereto at maturity.

              (d) Interest shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable (i) in respect of each Base Rate Loan, quarterly in arrears on the first day of each January, April, July and October, (ii) in respect of each Eurodollar Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period of six months, on the date occurring three months after the first day of such Interest Period, (iii) in respect of each Eurodollar Loan, on any prepayment or conversion (on the amount prepaid or converted) and (iv) in respect of each Loan, at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

              (e) All computations of interest hereunder shall be made in accordance with Section 12.07(b).

              (f) The Administrative Agent, upon determining the interest rate for any Borrowing of Eurodollar Loans for any Interest Period, shall promptly notify the Borrower and the Banks thereof.

              1.09 Interest Periods. (a) At the time the Borrower gives a Notice of Borrowing or Notice of Conversion in respect of the making of, or conversion into, a Borrowing of Eurodollar Loans (in the case of the initial Interest Period applicable thereto) or prior to 12:00 Noon (New York time) on the third Business Day prior to the expiration of an Interest Period applicable to an outstanding Borrowing of Eurodollar Loans, it shall have the right to elect by giving the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the Borrower, be a one, two, three or six month period. Notwithstanding anything to the contrary contained above:

              (i) the initial Interest Period for any Borrowing of Eurodollar Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of Base Rate Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the immediately preceding Interest Period expires;

              (ii) if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

              (iii) if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, provided that if any Interest Period would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

              (iv)   no Interest Period shall extend beyond the Maturity Date;

              (v) no Interest Period may be elected at any time when a Default or Event of Default is then in existence if the Administrative Agent or the Required Banks have determined that such an election at such time would be disadvantageous to the Banks; and

              (b) If upon the expiration of any Interest Period, the Borrower has failed to (or may not) elect a new Interest Period to be applicable to the respective Borrowing of Eurodollar Loans as provided above, the Borrower shall be deemed to have elected to convert such Borrowing into a Borrowing of Base Rate Loans effective as of the expiration date of such current Interest Period.

              1.10  Increased Costs, Illegality, etc.  (a)  In the event that
(x) in the case of clause (i) below, the Administrative Agent or (y) in the case of clauses (ii) and (iii) below, any Bank shall have determined (which determination shall, absent demonstrable error, be final and conclusive and binding upon all parties hereto):

              (i) on any date for determining the Eurodollar Rate for any Interest Period that, by reason of any changes arising after the date of this Agreement affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate; or

              (ii) at any time, that such Bank shall incur actual increased costs or reductions in the amounts received or receivable hereunder with respect to any Eurodollar Loans (other than any increased cost or reduction in the amount received or receivable resulting from the imposition of or a change in the rate or basis of taxes or similar charges) because of (x) any change since the date of this Agreement in any applicable law, governmental rule, regulation, guideline or order (or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline or order) (such as, for example, but not limited to, a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Eurodollar Rate) and/or (y) other circumstances occurring after the date of this Agreement and affecting the interbank Eurodollar market; or

              (iii) at any time, that the making or continuance of any Eurodollar Loan has become unlawful by compliance by such Bank in good faith with any law, governmental rule, regulation, guideline (or would conflict with any such governmental rule, regulation, guideline or order not having the force of law but with which such Bank customarily complies even though the failure to comply therewith would not be unlawful);

then, and in any such event, such Bank (or the Administrative Agent in the case of clause (i) above) shall (x) on such date and (y) within ten Business Days of the date on which such event no longer exists, give notice (by telephone confirmed in writing) to the Borrower and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Banks). Thereafter (x) in the case of clause (i) above, Eurodollar Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Banks that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Conversion given by the Borrower with respect to Eurodollar Loans which have not yet been incurred shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower shall, subject to Section 1.12(b) (to the extent applicable), pay to such Bank, upon written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Bank in its sole discretion shall determine) as shall be required to compensate such Bank for such increased costs or reductions in amounts receivable hereunder (a written notice as to the additional amounts owed to such Bank, showing the basis for the calculation thereof, submitted to the Borrower by such Bank shall, absent demonstrable error, be final and conclusive and binding upon all parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 1.10(b) as promptly as possible and, in any event, within the time period required by law.

              (b) At any time that any Eurodollar Loan is affected by the circumstances described in Section 1.10(a)(ii) or (iii), the Borrower may (and in the case of a Eurodollar Loan affected pursuant to Section 1.10(a)(iii), the Borrower shall) either (i) if the affected Eurodollar Loan is then being made pursuant to a Borrowing, cancel said Borrowing by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrower was notified by a Bank pursuant to Section 1.10(a)(ii) or (iii), or (ii) if the affected Eurodollar Loan is then outstanding, upon at least three Business Days' notice to the Administrative Agent, require the affected Bank to convert each such Eurodollar Loan into a Base Rate Loan, provided that if more than one Bank is affected at any time, then all affected Banks must be treated the same pursuant to this Section 1.10(b).

              (c) If any Bank shall have determined that after the date of this Agreement, the adoption or effectiveness of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Bank with any request or directive regarding capital adequacy (whether or not having the force of law but with which such Bank customarily complies even though the failure to comply therewith would not be unlawful) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank's capital or assets as a consequence of its commitments or obligations hereunder to a level below that which such Bank could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Bank's policies with respect to capital adequacy), then from time to time, within 15 days after demand by such Bank (with a copy to the Administrative Agent), the Borrower shall, subject to Section 1.12(b) (to the extent applicable), pay to such Bank such additional amount or amounts as will compensate such Bank for such reduction. Each Bank, upon determining in good faith that any additional amounts will be payable pursuant to this Section 1.10(c), will give prompt written notice thereof to the Borrower, which notice shall set forth the basis of the calculation of such additional amounts, although the failure to give any such notice shall not release or diminish any of the Borrower's obligations to pay additional amounts pursuant to this Section 1.10(c) upon the subsequent receipt of such notice.

              1.11 Compensation. The Borrower shall compensate each Bank, upon its written request (which request shall set forth the basis for requesting such compensation), for all reasonable losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Bank to fund its Eurodollar Loans but excluding in any event the loss of anticipated profits) which such Bank may sustain: (i) if for any reason (other than a default by such Bank or the Administrative Agent) a Borrowing of Eurodollar Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 1.10(a)); (ii) if any prepayment, repayment or conversion of any of its Eurodollar Loans occurs on a date which is not the last day of an Interest Period applicable thereto; (iii) if any prepayment of any of its Eurodollar Loans is not made on any date specified in a notice of prepayment given by the Borrower; or (iv) as a consequence of (x) any other default by the Borrower to repay its Eurodollar Loans when required by the terms of this Agreement or (y) an election made pursuant to Section 1.10(b).

              1.12 Change of Lending Office; Limitation on Indemnities. (a) Each Bank agrees that, upon the occurrence of any event giving rise to the operation of Section 1.10(a)(ii) or (iii), 1.10(c), 2.06 or 4.04 with respect to such Bank, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Bank) to designate another lending office for any Loan, Letters of Credit or Commitments affected by such event, provided that such designation is made on such terms that such Bank and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 1.12 shall affect or postpone any of the obligations of the Borrower or the right of any Bank provided in Section 1.10, 2.06 or 4.04.

              (b) Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Section 1.10, 2.06 or 4.04 is given by any Bank more than 180 days after such Bank obtained, or reasonably should have obtained, knowledge of the occurrence of the event giving rise to the additional costs of the type described in such Section, such Bank shall not be entitled to compensation under Section 1.10, 2.06 or 4.04 for any amounts incurred or accruing prior to the giving of such notice to the Borrower.

              1.13 Replacement of Banks. (x) Upon the occurrence of any event giving rise to the operation of Section 1.10(a)(ii) or (iii), Section 1.10(c), Section 2.06 or Section

4.04 with respect to any Bank which results in such Bank charging to the Borrower increased costs in excess of those being generally charged by the other Banks or becoming incapable of making Eurodollar Loans, (y) if a Bank becomes a Defaulting Bank and/or (z) as provided in Section 12.12(b), in the case of a refusal by a Bank to consent to a proposed change, waiver, discharge or termination with respect to this Agreement which has been approved by the Required Banks, the Borrower shall have the right, if no Default or Event of Default then exists, to replace such Bank (the "Replaced Bank") with one or more other Eligible Transferee or Transferees reasonably acceptable to the Administrative Agent, none of which Transferees shall constitute a Defaulting Bank at the time of such replacement (collectively, the "Replacement Bank"), provided that (i) at the time of any replacement pursuant to this Section 1.13, the Replacement Bank shall enter into one or more Assignment and Assumption Agreements pursuant to Section 12.04(b) (and with all fees payable pursuant to said Section 12.04(b) to be paid by the Replacement Bank) pursuant to which the Replacement Bank shall acquire all of the Commitments and outstanding Loans of, and in each case participations in Letters of Credit by, the Replaced Bank and, in connection therewith, shall pay to (x) the Replaced Bank in respect thereof an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Replaced Bank, (B) an amount equal to all Unpaid Drawings that have been funded by (and not reimbursed to) such Replaced Bank, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Bank pursuant to Section 3.01, and (y) the Letter of Credit Issuer an amount equal to such Replaced Bank's Percentage of any Unpaid Drawing (which at such time remains an Unpaid Drawing) to the extent such amount was not theretofore funded by such Replaced Bank, and (ii) all obligations of the Borrower owing to the Replaced Bank (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Bank concurrently with such replacement. Upon the execution of the respective Assignment and Assumption Agreements, the payment of amounts referred to in clauses (i) and (ii) above and, if so requested by the Replacement Bank, delivery to the Replacement Bank of a Note executed by the Borrower, the Replacement Bank shall become a Bank hereunder and the Replaced Bank shall cease to constitute a Bank hereunder, except with respect to indemnification provisions applicable to the Replaced Bank under this Agreement, which shall survive as to such Replaced Bank.

              SECTION 2.  Letters of Credit.

              2.01 Letters of Credit. (a) Subject to and upon the terms and conditions herein set forth, the Borrower may request the Letter of Credit Issuer to issue, at any time and from time to time on and after the Effective Date and prior to the Maturity Date, and subject to and upon the terms and conditions herein set forth, the Letter of Credit Issuer agrees to issue from time to time, (x) for the account of the Borrower and for the benefit of any holder (or any trustee, agent or other similar representative for any such holders) of L/C

Supportable Obligations of the Borrower or any of its Subsidiaries, an irrevocable standby letter of credit, in a form customarily used by the Letter of Credit Issuer or in such other form as has been approved by the Letter of Credit Issuer (each such standby letter of credit, a "Standby Letter of Credit") in support of such L/C Supportable Obligations and/or (y) for the account of the Borrower and for the benefit of sellers of goods or materials to the Borrower or any of its Subsidiaries, an irrevocable sight documentary letter of credit in a form customarily used by the Letter of Credit Issuer or in such other form as has been approved by the Letter of Credit Issuer (each such documentary letter of credit, a "Trade Letter of Credit", and each such Trade Letter of Credit and each Standby Letter of Credit, a "Letter of Credit") in support of commercial transactions of the Borrower and its Subsidiaries.

              (b) Notwithstanding the foregoing, (i) no Letter of Credit shall be issued, the Stated Amount of which, when added to the Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid on the date of, and prior to the issuance of, the respective Letter of Credit) at such time, would exceed either (x) $40,000,000 or (y) when added to the aggregate principal amount of all Loans made by Non-Defaulting Banks then outstanding, the Adjusted Total Commitment at such time; and (ii) each Letter of Credit shall have an expiry date occurring not later than three years after such Letter of Credit's date of issuance although any Letter of Credit may be extendable for successive periods of up to 12 months, but not beyond the Business Day next preceding the Maturity Date, on terms acceptable to the Letter of Credit Issuer and in no event shall any Letter of Credit have an expiry date occurring later than the Business Day immediately preceding the Maturity Date.

              2.02 Minimum Stated Amount. The initial Stated Amount of each Letter of Credit shall be not less than $50,000 or such lesser amount reasonably acceptable to the Letter of Credit Issuer.

              2.03 Letter of Credit Requests; Request for Issuance of Letter of Credit. (a) Whenever it desires that a Letter of Credit be issued, the Borrower shall give the Administrative Agent and the Letter of Credit Issuer written notice (including by way of telecopier) in the form of Exhibit C prior to 2:00 P.M. (New York time) at least three Business Days (or such shorter period as may be acceptable to the Letter of Credit Issuer) prior to the proposed date of issuance (which shall be a Business Day) (each a "Letter of Credit Request"), which Letter of Credit Request shall include any documents that the Letter of Credit Issuer customarily requires in connection therewith. The Administrative Agent shall promptly notify each Bank of each Letter of Credit Request.

              (b) The Letter of Credit Issuer shall, on the date of each issuance of a Letter of Credit by it, give each Bank and the Borrower written notice of the issuance of such Letter of Credit.

              2.04 Agreement to Repay Letter of Credit Payments. (a) The Borrower hereby agrees to reimburse the Letter of Credit Issuer, by making payment to the Administrative Agent at the Payment Office, for any payment or disbursement made by the Letter of Credit Issuer under any Letter of Credit (each such amount so paid or disbursed until reimbursed, an "Unpaid Drawing") promptly on the date on which the Borrower is notified by the Letter of Credit Issuer of such payment or disbursement, with interest on the amount so paid or disbursed by the Letter of Credit Issuer, to the extent not reimbursed prior to 1:00 P.M. (New York time) on the date of such payment or disbursement, from and including the date paid or disbursed to but not including the date the Letter of Credit Issuer is reimbursed therefor at a rate per annum which shall be the Base Rate as in effect from time to time (plus an additional 2% per annum if not reimbursed by the third Business Day after the date of such notice of payment or disbursement), such interest also to be payable on demand.

              (b) The Borrower's obligation under this Section 2.04 to reimburse the Letter of Credit Issuer with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against the Letter of Credit Issuer, the Administrative Agent or any Bank, including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit (other than the failure of the Letter of Credit Issuer to determine that any documents required to be delivered under such Letter of Credit have been delivered and that they substantially comply on their face with the requirements of the Letter of Credit) or any non-application or misapplication by the beneficiary of the proceeds of such drawing; provided, however, that the Borrower shall not be obligated to reimburse the Letter of Credit Issuer for any wrongful payment made by the Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Letter of Credit Issuer.

              2.05 Letter of Credit Participations. (a) Immediately upon the issuance by the Letter of Credit Issuer of any Letter of Credit, the Letter of Credit Issuer shall be deemed to have sold and transferred to each other Bank, and each such Bank (each a "Participant") shall be deemed irrevocably and unconditionally to have purchased and received from the Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation, to the extent of such Bank's Adjusted Percentage, in such Letter of Credit, each substitute letter of credit, each drawing made thereunder and the obligations of the Borrower under this Agreement with respect thereto (although the Letter of Credit Fee shall be payable directly to the Administrative Agent for the account of the Banks as provided in Section 3.01(b) and the Participants shall have no right to receive any portion of any Facing Fees) and any security therefor or guaranty pertaining thereto. Upon any change in the Commitments or Adjusted Percentages of the Banks pursuant to Section 12.04(b) or upon a Bank Default, it is hereby agreed that, with respect to all outstanding Letters of Credit and Unpaid Drawings, there shall be an automatic adjustment to the participations pursuant to this
Section 2.05 to reflect the new Adjusted Percentages of the assigning and assignee Bank or of all Banks, as the case may be.

              (b) In determining whether to pay under any Letter of Credit, the Letter of Credit Issuer shall not have any obligation relative to the Participants other than to determine that any documents required to be delivered under such Letter of Credit have been delivered and that they substantially comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the Letter of Credit Issuer under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for the Letter of Credit Issuer any resulting liability to the Participants.

              (c) In the event that the Letter of Credit Issuer makes any payment under any Letter of Credit and the Borrower shall not have reimbursed such amount in full to the Letter of Credit Issuer pursuant to Section 2.04(a), the Letter of Credit Issuer shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Participant of such failure, and each Participant shall promptly and unconditionally pay to the Administrative Agent for the account of the Letter of Credit Issuer, the amount of such Participant's Adjusted Percentage of such payment in Dollars and in same day funds; provided, however, that no Participant shall be obligated to pay to the Administrative Agent its Adjusted Percentage of such unreimbursed amount for any wrongful payment made by the Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Letter of Credit Issuer. If the Administrative Agent so notifies any Participant required to fund an Unpaid Drawing under a Letter of Credit prior to 12:00 Noon (New York time) on any Business Day, such Participant shall make available to the Administrative Agent for the account of the Letter of Credit Issuer such Participant's Adjusted Percentage of the amount of such payment on such Business Day in same day funds. If and to the extent such Participant shall not have so made its Adjusted Percentage of the amount of such Unpaid Drawing available to the Administrative Agent for the account of the Letter of Credit Issuer, such Participant agrees to pay to the Administrative Agent for the account of the Letter of Credit Issuer, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent for the account of the Letter of Credit Issuer at the overnight Federal Funds Effective Rate. The failure of any Participant to make available to the Administrative Agent for the account of the Letter of Credit Issuer its Adjusted Percentage of any Unpaid Drawing under any Letter of Credit shall not relieve any other Participant of its obligation hereunder to make available to the Administrative Agent for the account of the Letter of Credit Issuer its Adjusted Percentage of any payment under any Letter of Credit on the date required, as specified above, but no Participant shall be responsible for the failure of any other Participant to make available to the Administrative

Agent for the account of the Letter of Credit Issuer such other Participant's Adjusted Percentage of any such payment.

              (d) Whenever the Letter of Credit Issuer receives a payment of a reimbursement obligation as to which the Administrative Agent has received for the account of the Letter of Credit Issuer any payments from the Participants pursuant to clause (c) above, the Letter of Credit Issuer shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each Participant which has paid its Adjusted Percentage thereof, in Dollars and in same day funds, an amount equal to such Participant's Adjusted Percentage of the principal amount thereof and interest thereon accruing at the overnight Federal Funds Effective Rate after the purchase of the respective participations.

              (e) The obligations of the Participants to make payments to the Administrative Agent for the account of the Letter of Credit Issuer with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever (provided that no Participant shall be required to make payments resulting from the Letter of Credit Issuer's gross negligence or willful misconduct) and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

              (i) any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

              (ii) the existence of any claim, set-off, defense or other right which the Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Letter of Credit Issuer, any Bank or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower and the beneficiary named in any such Letter of Credit);

              (iii) any draft, certificate or other document presented under the Letter of Credit proving to be forged, fraudulent, or invalid in any respect or any statement therein being untrue or inaccurate in any respect;

              (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

              (v)    the occurrence of any Default or Event of Default.

              2.06 Increased Costs. If at any time after the date of the Agreement, the adoption or effectiveness of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Letter of Credit Issuer or any Bank with any request or directive (whether or not having the force of law but with which such Bank customarily complies even though the failure to comply therewith would not be unlawful) by any such authority, central bank or comparable agency shall either
(i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against Letters of Credit issued by the Letter of Credit Issuer or such Bank's participation therein, or (ii) shall impose on the Letter of Credit Issuer or any Bank any other conditions affecting this Agreement, any Letter of Credit or such Bank's participation therein; and the result of any of the foregoing is to increase the cost to the Letter of Credit Issuer or such Bank of issuing, maintaining or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by the Letter of Credit Issuer or such Bank hereunder (other than any increased cost or reduction in the amount received or receivable resulting from the imposition of or a change in the rate or basis of taxes or similar charges), then, upon demand to the Borrower by the Letter of Credit Issuer or such Bank (a copy of which notice shall be sent by the Letter of Credit Issuer or such Bank to the Administrative Agent), the Borrower shall, subject to Section 1.12(b) (to the extent applicable), pay to the Letter of Credit Issuer or such Bank such additional amount or amounts as will compensate the Letter of Credit Issuer or such Bank for such increased cost or reduction. A certificate submitted to the Borrower by the Letter of Credit Issuer or such Bank, as the case may be (a copy of which certificate shall be sent by the Letter of Credit Issuer or such Bank to the Administrative Agent), setting forth the basis for the determination of such additional amount or amounts necessary to compensate the Letter of Credit Issuer or such Bank as aforesaid shall be conclusive and binding on the Borrower absent demonstrable error, although the failure to deliver any such certificate shall not release or diminish any of the Borrower's obligations to pay additional amounts pursuant to this Section 2.06 upon the subsequent receipt thereof.

              2.07 Indemnities. The Borrower hereby agrees to reimburse and indemnify the Letter of Credit Issuer for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Letter of Credit Issuer in performing its respective duties in any way relating to or arising out of its issuance of Letters of Credit; provided that the Borrower shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Letter of Credit Issuer's gross negligence or willful misconduct. To the extent the Letter of Credit Issuer is not indemnified by the Borrower, the Participants will reimburse and indemnify the Letter of Credit Issuer, in proportion to their respective "percentages" of the Total Commitment, for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Letter of Credit Issuer in performing its respective duties in any way relating to or arising out of its issuance of Letters of Credit; provided that no Participants shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Letter of Credit Issuer's gross negligence or willful misconduct.

              SECTION 3.  Fees; Commitments.

              3.01 Fees. (a) The Borrower agrees to pay to the Administrative Agent a commitment commission ("Commitment Commission") pro rata for the account of each Non-Defaulting Bank for the period from and including the Effective Date to, but not including, the date the Total Commitment has been terminated, which Commitment Commission shall be equal to the Applicable Commitment Commission Percentage, computed at such rate for each day, on the daily amount of such Bank's Available Unutilized Commitment. Such Commitment Commission shall be due and payable in arrears on the first day of each January, April, July and October and on the date upon which the Total Commitment is terminated.

              (b) The Borrower agrees to pay to the Administrative Agent for the account of the Non-Defaulting Banks pro rata on the basis of their respective Adjusted Percentages, a fee in respect of each Letter of Credit (the "Letter of Credit Fee") computed at a rate per annum equal to the Applicable Eurodollar Margin then in effect on the daily Stated Amount of such Letter of Credit. Accrued Letter of Credit Fees shall be due and payable quarterly in arrears on the first day of each January, April, July and October of each year and on the date after the Total Commitment is terminated and no Letters of Credit remain outstanding.

              (c) The Borrower agrees to pay to the Administrative Agent for the account of the Letter of Credit Issuer a fee in respect of each Letter of Credit issued by it (the "Facing Fee") computed at the rate of 1/10 of 1% per annum on the daily Stated Amount of such Letter of Credit, provided that in no event shall the annual Facing Fee to the Letter of Credit Issuer be less than $500. Accrued Facing Fees shall be due and payable quarterly in arrears on the first day of each January, April, July and October of each year and on the date after the Total Commitment is terminated and no Letters of Credit remain outstanding.

              (d) The Borrower agrees to pay directly to the Letter of Credit Issuer upon each issuance of, payment under, and/or amendment of, a Letter of Credit issued by it such amount as shall have been agreed to between the Borrower and the Letter of Credit Issuer.

              (e) The Borrower shall pay to the Administrative Agent (x) on the Effective Date for its own account and/or for distribution to the Banks such Fees as heretofore agreed in writing by the Borrower and the Administrative Agent and (y) for its own account such other fees as agreed to in writing between the Borrower and the Administrative Agent, when and as due.

              (f)  All computations of Fees shall be made in accordance with
Section 12.07(b).

              3.02 Voluntary Reduction of Commitments. Upon at least three Business Days' prior written notice (or telephonic notice confirmed in writing) to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Banks), the Borrower shall have the right, without premium or penalty, to terminate or partially reduce the Total Unutilized Commitment, provided that (w) any such termination shall apply to proportionately and permanently reduce the Commitment of each Bank, (x) no such reduction shall reduce any Non-Defaulting Bank's Commitment to an amount that is less than the sum of (A) the outstanding Loans of such Bank plus (B) such Bank's Adjusted Percentage of Letter of Credit Outstandings and (y) any partial reduction pursuant to this Section 3.02 shall be in the amount of at least $500,000 or integral multiples of $100,000 in excess thereof.

              3.03 Mandatory Adjustments of Commitments, etc. (a) The Total Commitment shall terminate on the earlier of (i) the Maturity Date and (ii) unless the Required Banks otherwise consent, the date on which any Change of Control occurs.

              (b) In addition to any other mandatory commitment reductions pursuant to this Section 3.03, on the Business Day following the date of receipt thereof by the Borrower and/or any of its Subsidiaries of the Cash Proceeds and/or other consideration from any Fleet Rig Disposition, the Total Commitment shall be permanently reduced by an amount equal to 30% of the combined fair market value of the Net Cash Proceeds and other consideration arising from such Fleet Rig Disposition; provided that to the extent such proceeds are (i) reinvested within six months of such Fleet Rig Disposition in replacement assets owned by the Borrower or its Subsidiaries and/or (ii) applied within six months of such Fleet Rig Disposition to permanently reduce the outstanding principal balance under the Borrower's 9-1/8% Senior Notes and/or 9-1/4% Senior Notes, such proceeds shall not be required to be so applied to reduce the Total Commitment on such date.

              (c)  Each reduction of the Total Commitment pursuant to this
Section 3.03 shall apply proportionately to the Commitment of each Bank.

              SECTION 4.  Payments.

              4.01 Voluntary Prepayments. The Borrower shall have the right to prepay Loans in whole or in part, without premium or penalty, from time to time on the following terms and conditions: (i) the Borrower shall give the Administrative Agent at the Payment

Office written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay the Loans, the amount of such prepayment and (in the case of Eurodollar Loans) the specific Borrowing or Borrowings pursuant to which made, which notice shall be given by the Borrower at least one Business Day prior to the date of such prepayment with respect to Base Rate Loans and five Business Days prior to the date of such prepayment with respect to Eurodollar Loans, which notice shall promptly be transmitted by the Administrative Agent to each of the Banks; (ii) each partial prepayment of any Borrowing shall be in an aggregate principal amount of at least $500,000 and, if greater in an integral multiple of $100,000, provided that no partial prepayment of Eurodollar Loans made pursuant to a Borrowing shall reduce the aggregate principal amount of the Loans outstanding pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto; (iii) Eurodollar Loans may only be prepaid pursuant to this Section 4.01 on the last day of the Interest Period applicable thereto, unless prior prepayment is accompanied by all breakage costs owing pursuant to Section 1.11 in connection therewith; and (iv) each prepayment in respect of any Loans made pursuant to a Borrowing shall be applied pro rata among the Banks which made such Loans, provided that at the Borrower's election in connection with any prepayment of Loans pursuant to this Section 4.01, such prepayment shall not be applied to any Loans of a Defaulting Bank.

              4.02  Mandatory Prepayments.

              (A)  Requirements:

              (a) (i) If on any date the sum of the aggregate outstanding principal amount of Loans made by Non-Defaulting Banks (other than amounts made available by the Administrative Agent, on behalf of another Bank, pursuant to
Section 1.04(a) for which the Administrative Agent does not receive reimbursement due from such Bank, with repayment of such amounts to be governed by the provisions of Section 1.04(a) until the third Business Day after the failure of such Bank or the Borrower to repay such amount, whereupon such amounts shall be included in calculations made pursuant to this Section 4.02(A)(a)(i)) and the Letter of Credit Outstandings exceeds the Adjusted Total Commitment as then in effect, the Borrower shall repay on such date the principal of Loans of Non-Defaulting Banks, in an aggregate amount equal to such excess. If, after giving effect to the repayment of all outstanding Loans of Non-Defaulting Banks, the aggregate amount of Letter of Credit Outstandings exceeds the Adjusted Total Commitment then in effect, the Borrower shall pay to the Administrative Agent an amount in cash and/or Cash Equivalents equal to such excess (up to the aggregate amount of the Letter of Credit Outstandings at such time) and the Administrative Agent shall hold such payment as security for the obligations of the Borrower hereunder pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Administrative Agent (which shall permit certain investments in Cash Equivalents satisfactory to the Administrative Agent, until the proceeds are applied to the secured obligations).

              (ii) If on any date the aggregate outstanding principal amount of the Loans made by a Defaulting Bank exceeds the Commitment of such Defaulting Bank, the Borrower shall repay the principal of Loans of such Defaulting Bank in an amount equal to such excess.

              (b) Notwithstanding anything to the contrary contained elsewhere in this Agreement, all then outstanding Loans shall be repaid in full on the Maturity Date.

              (c) On the date on which any Change of Control occurs, unless otherwise agreed by the Required Banks, the outstanding principal amount of the Loans, if any, shall become due and payable in full.

              (B)  Application:

              With respect to each prepayment of Loans required by Section 4.02, the Borrower may designate the Types of Loans which are to be prepaid and the specific Borrowing or Borrowings under the Facility pursuant to which made, provided that (i) Eurodollar Loans may only be repaid if no Base Rate Loans of Non-Defaulting Banks remain outstanding; (ii) if any prepayment of Eurodollar Loans made pursuant to a single Borrowing shall reduce the outstanding Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount for such Borrowing, such Borrowing shall be immediately converted into Base Rate Loans; and (iii) each prepayment of any Loans made by Non-Defaulting Banks pursuant to a Borrowing shall be applied pro rata among the Non-Defaulting Banks which made such Loans. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion with a view, but no obligation, to minimize breakage costs owing under Section 1.11. Notwithstanding the foregoing provisions of this Section 4.02(B), if at any time the mandatory prepayment of Loans pursuant to Section 4.02(A) above would result, after giving effect to the procedures set forth above, in the Borrower incurring breakage costs under Section 1.11 as a result of Eurodollar Loans being prepaid other than on the last day of an Interest Period applicable thereto (the "Affected Eurodollar Loans"), then the Borrower may in its sole discretion initially deposit a portion (up to 100%) of the amounts that otherwise would have been paid in respect of the Affected Eurodollar Loans with the Administrative Agent (which deposit must be equal in amount to the amount of the Affected Eurodollar Loans not immediately prepaid) to be held as security for the obligations of the Borrower hereunder pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Administrative Agent and shall provide for investments satisfactory to the Administrative Agent and the Borrower, with such cash collateral to be directly applied upon the first occurrence (or occurrences) thereafter of the last day of an Interest Period applicable to the relevant Loans that are Eurodollar Loans (or such earlier date or dates as shall be requested by the Borrower), to repay an aggregate principal amount of such Loans equal to the Affected Eurodollar Loans not initially prepaid pursuant to this sentence. Notwithstanding anything to the contrary contained in the immediately preceding sentence, all amounts deposited as cash collateral pursuant to the immediately preceding sentence shall be held for the sole benefit of the Banks whose Loans would otherwise have been immediately prepaid with the amounts deposited and upon the taking of any action by the Administrative Agent or the Banks pursuant to the remedial provisions of
Section 9, any amounts held as cash collateral pursuant to this Section 4.02(B) shall, subject to the requirements of applicable law, be immediately applied to the Loans.

              4.03 Method and Place of Payment. Except as otherwise specifically provided herein, all payments under this Agreement shall be made to the Administrative Agent for the ratable (based on its pro rata share) account of the Banks entitled thereto, not later than 1:00 P.M. (New York time) on the date when due and shall be made in immediately available funds and in lawful money of the United States of America at the Payment Office, it being understood that written notice by the Borrower to the Administrative Agent to make a payment from the funds in the Borrower's account at the Payment Office shall constitute the making of such payment to the extent of such funds held in such account. Any payments under this Agreement which are made later than 1:00 P.M. (New York time) shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

              4.04 Net Payments. (a) All payments made by the Borrower hereunder or under any Note will be made without setoff, counterclaim or other defense. Except as provided in Section 4.04(b), all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, except as provided in the second succeeding sentence, any tax imposed on or measured by the net income or net profits of a Bank pursuant to the laws of the jurisdiction in which it is organized or managed and controlled or the jurisdiction in which the principal office or applicable lending office of such Bank is located or any subdivision thereof or therein) and all interest, penalties or similar liabilities with respect thereto (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as "Taxes"). If any Taxes are so levied or imposed, the Borrower agrees to pay the full amount of such Taxes, and such additional amounts, if any, as may be necessary so that every payment of all amounts due under this Agreement or under any Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note. If any amounts are payable in respect of Taxes pursuant to the preceding sentence, the Borrower agrees to reimburse each Bank, upon the written request of such Bank, for taxes imposed on or measured by the net income or net profits of such Bank pursuant to the laws of the jurisdiction in which the principal office or applicable lending office of such Bank is located or under the laws of any political subdivision or taxing authority of any such jurisdiction in which the principal office or applicable lending office of such Bank is located and for any withholding of taxes as such Bank shall determine are payable by, or withheld from, such Bank in respect of such amounts so paid to or on behalf of such Bank pursuant to the preceding sentence and in respect of any amounts paid to or on behalf of such Bank pursuant to this sentence.
The Borrower will furnish to the Administrative Agent within 45 days after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by the Borrower. The Borrower agrees to indemnify and hold harmless each Bank, and reimburse such Bank upon its written request, for the amount of any Taxes so levied or imposed and paid by such Bank.

              (b) Each Bank that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) agrees to deliver to the Borrower and the Administrative Agent on or prior to the date of this Agreement, or in the case of a Bank that is an assignee or transferee of an interest under this Agreement pursuant to Section 1.13 or 12.04 (unless the respective Bank was already a Bank hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Bank, (i) two accurate and complete original signed copies of Internal Revenue Service Form 4224 or 1001 (or successor forms) certifying to such Bank's entitlement to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any Note, or (ii) if the Bank is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either Internal Revenue Service Form 1001 or 4224 pursuant to clause (i) above, (x) a certificate substantially in the form of Exhibit D (any such certificate, a "Section 4.04(b)(ii) Certificate") and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8 (or successor form) certifying to such Bank's entitlement to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any Note. In addition, each Bank agrees that from time to time after the date of this Agreement, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, it will deliver to the Borrower and the Administrative Agent two new accurate and complete original signed copies of Internal Revenue Service Form 4224 or 1001, or Form W-8 and a Section 4.04(b)(ii) Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Bank to a continued exemption from or reduction in United States withholding tax with respect to payments under this Agreement and any Note, or it shall immediately notify the Borrower and the Administrative Agent of its inability to deliver any such Form or Certificate. Notwithstanding anything to the contrary contained in Section 4.04(a), but subject to Section 12.04(b) and the immediately succeeding sentence, (x) the Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, fees or other amounts payable hereunder for the account of any Bank which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes to the extent that such Bank has not provided to the Borrower U.S. Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding and (y) the Borrower shall not be obligated pursuant to Section 4.04(a) hereof to gross-up payments to be made to a Bank in respect of income or similar taxes imposed by the United States if (I) such Bank has not provided to the Borrower the Internal Revenue Service Forms required to be provided to the Borrower pursuant to this Section 4.04(b) or (II) in the case of a payment, other than interest, to a Bank described in clause (ii) above, to the extent that such Forms do not establish a complete exemption from withholding of such taxes. Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 4.04 and except as set forth in Section 12.04(b), the Borrower agrees to pay additional amounts and to indemnify each Bank in the manner set forth in Section 4.04(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes after the date of this Agreement in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of income or similar Taxes, provided such Bank shall provide to the Borrower and the Administrative Agent any reasonably available applicable IRS tax form (reasonably similar in its simplicity and lack of detail to IRS Form 1001) necessary or appropriate for the exemption or reduction in the rate of such U.S. federal withholding tax.

              (c)  The provisions of this Section 4.04 shall be subject to
Section 1.12(b) (to the extent applicable).

              SECTION 5. Conditions Precedent. The occurrence of the Effective Date pursuant to Section 12.10 and the obligation of the Banks to make each Loan hereunder, and the obligation of the Letter of Credit Issuer to issue Letters of Credit hereunder, is subject, at the time of each such Credit Event (except as otherwise hereinafter indicated), to the satisfaction of each of the following conditions:

              5.01 Execution of Agreement. (i) The Effective Date shall have occurred as provided in Section 12.10 and (ii) there shall have been delivered to the Administrative Agent for the account of each Bank the appropriate Note executed by the Borrower, and in the amount, maturity and as otherwise provided herein.

              5.02 No Default; Representations and Warranties. At the time of each Credit Event and also after giving effect thereto, (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein or in the other Credit Documents in effect at such time shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event (except to the extent that such representations and warranties expressly relate to an earlier date in which case they shall be true and correct in all material respects as of such earlier date).

              5.03 Officer's Certificate. On the Effective Date, the Administrative Agent shall have received a certificate dated such date signed by the President, any Vice President or the Treasurer of the Borrower stating that all of the applicable conditions set forth in Sections 5.02 and 5.08(a) exist as of such date.

              5.04 Opinions of Counsel. On the Effective Date, the Administrative Agent shall have received opinions, addressed to the Administrative Agent and each of the Banks and dated the Effective Date, from
(i) Thompson & Knight, P.C., counsel to the Borrower, which opinion shall cover the matters contained in Exhibit E-1 and (ii) White & Case, special counsel to the Administrative Agent, which opinion shall cover the matters contained in Exhibit E-2.

              5.05 Corporate Proceedings. (a) On the Effective Date, the Administrative Agent shall have received from each Credit Party a certificate, dated the Effective Date, signed by the President, any Vice-President, the Treasurer or the Secretary or other appropriate representative of such Credit Party in the form of Exhibit F with appropriate insertions and deletions, together with copies of the resolutions, or such other administrative approval, of such Credit Party referred to in such certificate and all of the foregoing (including each such certificate of formation, certificate of incorporation and by-laws) shall be reasonably satisfactory to the Administrative Agent.

              (b) On the Effective Date, all corporate and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement and the other Credit Documents shall be reasonably satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received all information and copies of all certificates, documents and papers, including good standing certificates and any other records of corporate proceedings and governmental approvals, if any, which the Administrative Agent may have reasonably requested in connection therewith, such documents and papers, where appropriate, to be certified by proper corporate or governmental authorities.

              5.06 Existing Indebtedness Agreements. On or prior to the Effective Date, there shall have been delivered to the Administrative Agent copies, certified as true and correct by an appropriate officer of the Borrower of all agreements evidencing or relating to Existing Indebtedness (the "Existing Indebtedness Agreements") all of which Existing Indebtedness Agreements shall be in form and substance reasonably satisfactory to the Administrative Agent.

              5.07 Adverse Change, etc. On the Effective Date, nothing shall have occurred since March 31, 1997 (and neither the Banks nor the Administrative Agent shall have become aware of any facts or conditions not previously known) which the Administrative Agent or the Required Banks shall determine (a) has, or is reasonably likely to have, a material adverse effect on the rights or remedies of the Banks hereunder or under any other Credit Document, or on the ability of the Borrower or any of the Guarantors to perform their respective obligations to them, or (b) has, or is reasonably likely to have, a Material Adverse Effect.

              5.08 Litigation. On the Effective Date, there shall be no actions, suits or proceedings pending or threatened (a) with respect to this Agreement or any other Credit Document or the transactions contemplated hereby or thereby or (b) which the Administrative Agent or the Required Banks shall determine is reasonably likely to (i) have a Material Adverse Effect or (ii) have a material adverse effect on the rights or remedies of the Banks hereunder or under any other Credit Document or on the ability of the Borrower or any of the Guarantors to perform their respective obligations to the Banks hereunder or under any other Credit Document.

              5.09 Approvals. On the Effective Date, all material necessary governmental and third party approvals in connection with the transactions contemplated by the Credit Documents and otherwise referred to herein or therein shall have been obtained and remain in effect, and all applicable waiting periods shall have expired without any action being taken by any competent authority which restrains or prevents such transactions or imposes, in the reasonable judgment of the Required Banks or the Administrative Agent, materially adverse conditions upon the consummation of such transactions.

              5.10 Fees. On the Effective Date, the Borrower shall have paid to the Administrative Agent and the Banks all Fees and expenses agreed upon by such parties to be paid on or prior to such date.

              5.11 Guaranty. On the Effective Date, each Guarantor shall have duly authorized, executed and delivered a counterpart to the Guaranty in the form of Exhibit G (as modified, amended or supplemented from time to time in accordance with the terms hereof and thereof, the "Guaranty"), and the Guaranty shall be in full force and effect.

              5.12 Rig Reports. On or prior to the Effective Date, the Administrative Agent shall have received:

              (i) evidence satisfactory to the Administrative Agent that each Fleet Rig (other than those appearing on Annex III hereto) is classified in the highest class available for rigs of its age and type with the American Bureau of Shipping, Inc. or another internationally recognized classification society acceptable to the

       Administrative Agent, free of any requirements or recommendations, other than such requirements or recommendations which if not cured by the owner thereof would not materially diminish such Fleet Rig's value; and

              (ii) a report of recent date from an Approved Rig Broker setting forth the Market Value of each Fleet Rig.

              5.13 Insurance Report. On or prior to the Effective Date, the Administrative Agent shall have received a detailed report from Aon or another firm of independent marine insurance brokers reasonably acceptable to the Administrative Agent with respect to the insurance maintained by the Borrower and its Subsidiaries in connection with the Fleet Rigs, together with a certificate from such broker certifying that such insurances are placed with such insurance companies and/or underwriters and/or clubs, in such amounts, against such risks, and in such form, as are normally insured against by similarly situated insureds.

              5.14 Projections. On or prior to the Effective Date, the Administrative Agent shall have received (with sufficient copies for each of the Banks, and the Administrative Agent will promptly forward to each of the Banks) the Projections for the next four fiscal years beginning with the year ending December 31, 1997, which Projections, and the supporting assumptions and explanations thereto, shall be reasonably satisfactory in form and substance to the Administrative Agent and the Required Banks.

              5.15 Offshore Drilling Contracts. On the Effective Date, all of the offshore drilling contracts described on Annex IV (which Annex IV sets forth each offshore drilling contract expiring on or after the second anniversary of the Effective Date) shall be in full force and effect.

              The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by the Borrower to the Administrative Agent and each of the Banks that all of the applicable conditions specified above exist as of that time. All of the certificates, legal opinions and other documents and papers referred to in this Section 5, unless otherwise specified, shall be delivered to the Administrative Agent at its Notice Office for the account of each of the Banks and, except for the Notes, in sufficient counterparts or copies for each of the Banks and shall be satisfactory in form and substance to the Administrative Agent.

              SECTION 6. Representations, Warranties and Agreements. In order to induce the Banks to enter into this Agreement and to make the Loans and issue and/or participate in Letters of Credit provided for herein, the Borrower makes the following representations and warranties to, and agreements with, the Banks, all of which shall survive the execution and delivery of this Agreement and the making of the Loans (with the making of each Credit Event thereafter being deemed to constitute a representation and warranty that the matters specified in this Section 6 are true and correct in all material respects on and as of the date of each such Credit Event unless such representation and warranty expressly indicates that it is being made as of any specific date, in which case such representations and warranties shall be true and correct in all material respects as of such date):

              6.01 Corporate Status. Each Credit Party (i) is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction of its organization and has the corporate power and authority to own its property and assets and to transact the business in which it is engaged, except in such case where the failure to be so duly organized and validly existing in good standing and to have such corporate power and authority (x) is not reasonably likely to have a Material Adverse Effect and
(y) is not reasonably likely to have a material adverse effect on the rights or remedies of the Banks or on the ability of the Borrower or any Guarantor to perform its obligations to them hereunder and under the other Credit Documents to which it is a party, and (ii) has duly qualified and is authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified and where the failure to be so qualified would have a Material Adverse Effect.

              6.02 Corporate Power and Authority. Each Credit Party has the corporate power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate action to authorize the execution, delivery and performance of the Credit Documents to which it is a party. Each Credit Party has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of such Credit Party enforceable against such Person in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors' rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

              6.03 No Violation. Neither the execution, delivery and performance by any Credit Party of the Credit Documents to which it is a party nor compliance with the terms and provisions thereof, nor the consummation of the transactions contemplated therein (i) will contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality of the United States or any State thereof, (ii) will result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Borrower or any of its Subsidiaries pursuant to the terms of, any indenture, mortgage, deed of trust, agreement or other instrument to which the Borrower or any of its Subsidiaries is a party or by which it or any of its property or assets are bound or to which it is subject or (iii) will violate any provision of the Certificate of Incorporation or By-Laws of the Borrower or any of its Subsidiaries.

              6.04 Litigation. There are no actions, suits or proceedings pending or, to the Borrower's knowledge, after due inquiry, threatened in writing with respect to the Borrower or any of its Subsidiaries (i) that are likely to have a Material Adverse Effect or (ii) that are reasonably likely to have a material adverse effect on the rights or remedies of the Banks or on the ability of the Borrower or any Guarantor to perform its obligations to them hereunder and under the other Credit Documents to which it is a party.

              6.05 Use of Proceeds; Margin Regulations. (a) The proceeds of all Loans shall be utilized to provide for the general corporate purposes of the Borrower and its Subsidiaries.

              (b) Neither the making of any Loan hereunder, nor the use of the proceeds thereof, will violate or be inconsistent with the provisions of Regulation G, T, U or X of the Board of Governors of the Federal Reserve System and no part of the proceeds of any Loan will be used to purchase or carry any Margin Stock in violation of Regulation U or to extend credit for the purpose of purchasing or carrying any Margin Stock.

              6.06 Governmental Approvals. Except for the orders, consents, approvals, licenses, authorizations, validations, recordings, registrations and exemptions that have already been duly made or obtained and remain in full force and effect, no order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any foreign or domestic governmental or public body or authority, or any subdivision thereof, is required to authorize or is required in connection with
(i) the execution, delivery and performance of any Credit Document or (ii) the legality, validity, binding effect or enforceability of any Credit Document.

              6.07 Investment Company Act. Neither the Borrower nor any of its Subsidiaries is an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

              6.08 Public Utility Holding Company Act. Neither the Borrower nor any of its Subsidiaries is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

              6.09 True and Complete Disclosure. All factual information (taken as a whole) heretofore or contemporaneously furnished by or on behalf of the Borrower or any of its Subsidiaries in writing to the Administrative Agent or any Bank for purposes of or in connection with this Agreement or any transaction contemplated herein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of any such Person in writing to any Bank will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading at such time in light of the circumstances under which such information was provided. The Projections contained in such materials are based on good faith estimates and assumptions believed by such Persons to be reasonable at the time made, it being recognized by the Banks that such Projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ from the projected results. There is no fact known to the Borrower which is reasonably likely to have a Material Adverse Effect, which has not been disclosed herein or in such other documents, certificates and statements furnished to the Administrative Agent and the Banks for use in connection with the transactions contemplated hereby.

              6.10  Financial Condition; Financial Statements; Projections.
(a) On and as of the Effective Date, on a pro forma basis after giving effect to all Indebtedness incurred, and to be incurred, by the Borrower and its Subsidiaries in connection therewith, (x) the sum of the assets, at a fair valuation, of the Borrower and its Subsidiaries taken as a whole will exceed its debts, (y) the Borrower and its Subsidiaries taken as a whole will not have incurred or intended to, or believe that they will, incur debts beyond their ability to pay such debts as such debts mature and (z) the Borrower and its Subsidiaries taken as a whole will not have unreasonably small capital with which to conduct its business.

              (b) (i) The consolidated balance sheet of the Borrower at December 31, 1996 and the related consolidated statements of operations and cash flows of the Borrower for the fiscal year, as the case may be, ended as of said date, which have been examined by Price Waterhouse LLP, independent certified public accountants, who delivered an unqualified opinion in respect therewith, and (ii) the consolidated balance sheet of the Borrower as of March 31, 1997, copies of which have heretofore been furnished to each Bank, present fairly the financial position of such entities at the dates of said statements and the results for the period covered thereby in accordance with GAAP, except to the extent provided in the notes to said financial statements and, in the case of the March 31, 1997 statements, subject to normal and recurring year-end audit adjustments. All such financial statements have been prepared in accordance with generally accepted accounting principles and practices consistently applied except to the extent provided in the notes to said financial statements. Nothing has occurred since December 31, 1996 that (x) has had or is reasonably likely to have a material adverse effect on the rights or remedies of the Banks hereunder or under any other Credit Document, or on the ability of the Borrower or any of the Guarantors to perform their respective obligations to them, or (y) has had or is reasonably likely to have a Material Adverse Effect.

              (c) Except as reflected in the financial statements and the notes thereto described in Section 6.10(b) or in Annex VIII, there were as of the Effective Date no liabilities or obligations with respect to the Borrower or any of its Subsidiaries of a nature

(whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in aggregate, would be material to the Borrower and its Subsidiaries taken as a whole, except as incurred subsequent to December 31, 1996 in the ordinary course of business consistent with past practices.

              (d) On and as of the Effective Date, the Projections previously delivered to the Administrative Agent have been prepared on a basis consistent with the financial statements referred to in Section 6.10(a) (other than as set forth or presented in such Projections), and there are no statements or conclusions in any of the Projections which are based upon or include information known to the Borrower to be misleading in any material respect or which fail to take into account material information not otherwise disclosed in writing to the Administrative Agent and the Banks regarding the matters reported therein. On the Effective Date, the Borrower believed that the Projections were reasonable and attainable.

              6.11 Tax Returns and Payments. Each of the Borrower and each of its Subsidiaries has filed all federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by it and has paid all material taxes and assessments payable by it which have become due, other than those not yet delinquent and except for those contested in good faith. The Borrower and each of its Subsidiaries has paid, or has provided adequate reserves (in the good faith judgment of the management of the Borrower) for the payment of, all federal, state and foreign income taxes applicable for all prior fiscal years and for the current fiscal year to the date hereof.

              6.12 Employee Benefit Plans. (a) Neither the Borrower nor any Subsidiary nor any ERISA Affiliate has ever maintained or contributed to (or had an obligation to contribute to) any Plan or any Foreign Pension Plan where any current or reasonably foreseeable liability of the Borrower with respect to such Plan or such Foreign Pension Plan would be reasonably likely to have a Material Adverse Effect. All contributions required to be made with respect to
(i) any employee pension benefit plan (as defined in Section 3(2) of ERISA) maintained or contributed to by (or to which there is an obligation to contribute of) the Borrower or a Subsidiary or an ERISA Affiliate and (ii) any Foreign Pension Plan have been timely made except any such failures to contribute which would not individually or in the aggregate be reasonably likely to have a Material Adverse Effect. The Borrower and its Subsidiaries may cease contributions to or terminate any employee benefit plan (within the meaning of Section 3(3) of ERISA) maintained or contributed to by (or to which there is an obligation to contribute of) any of them without incurring any liability which, individually or in the aggregate would be reasonably likely to have a Material Adverse Effect.

              (b) Each Foreign Pension Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities.

              6.13 Subsidiaries. Annex V lists each Subsidiary of the Borrower (and the direct and indirect ownership interest of the Borrower therein), in each case existing on the Effective Date.

              6.14 Patents, etc. The Borrower and each of its Subsidiaries has obtained all material patents, trademarks, service marks, trade names, copyrights, licenses and other rights, free from burdensome restrictions, that are necessary for the operation of their businesses taken as a whole as presently conducted.

              6.15 Pollution and Other Regulations. (a) Each of the Borrower and its Subsidiaries is in compliance with all applicable Environmental Laws governing its business for which failure to comply is reasonably likely to have a Material Adverse Effect, and neither the Borrower nor any of its Subsidiaries is liable for any material penalties, fines or forfeitures for failure to comply with any of the foregoing. All licenses, permits, registrations or approvals required for the business of the Borrower and each of its Subsidiaries, as conducted as of the Effective Date, under any Environmental Law have been secured and the Borrower and each of its Subsidiaries is in substantial compliance therewith, except such licenses, permits, registrations or approvals the failure to secure or to comply therewith is not likely to have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries is in any respect in noncompliance with, breach of or default under any applicable writ, order, judgment, injunction, or decree to which the Borrower or such Subsidiary is a party or which would affect the ability of the Borrower or such Subsidiary to operate any Real Property, Fleet Rig or other facility and no event has occurred and is continuing which, with the passage of time or the giving of notice or both, would constitute noncompliance, breach of or default thereunder, except in each such case, such noncompliance, breaches or defaults as are not likely to, in the aggregate, have a Material Adverse Effect. There are as of the Effective Date no Environmental Claims pending or, to the knowledge, after due inquiry, of the Borrower, threatened, against the Borrower or any of its Subsidiaries wherein an unfavorable decision, ruling or finding would be reasonably likely to have a Material Adverse Effect. There are no facts, circumstances, conditions or occurrences on any Real Property, Fleet Rig or other facility owned or operated by the Borrower or any of its Subsidiaries that is reasonably likely (i) to form the basis of an Environmental Claim against the Borrower, any of its Subsidiaries or any Real Property, Fleet Rig or other facility owned by the Borrower or any of its Subsidiaries, or (ii) to cause such Real Property, Fleet Rig or other facility to be subject to any restrictions on its ownership, occupancy, use or transferability under any Environmental Law, except in each such case, such Environmental Claims or restrictions that individually or in the aggregate are not reasonably likely to have a Material Adverse Effect.

              (b) Hazardous Materials have not at any time been (i) generated, used, treated or stored on, or transported to or from, any Real Property, Fleet Rig or other facility at any time owned or operated by the Borrower or any of its Subsidiaries or (ii) released on or from any such Real Property, Fleet Rig or other facility, in each case where, to the Borrower's knowledge, after due inquiry, such occurrence or event individually or in the aggregate is reasonably likely to have a Material Adverse Effect.

              6.16 Properties. (a) The Borrower and each of its Subsidiaries has title to all material properties owned by them including all property reflected in the consolidated balance sheet of the Borrower and its Subsidiaries as referred to in Section 6.10(b), free and clear of all Liens, other than (i) as referred to in the consolidated balance sheet or in the notes thereto or (ii) Permitted Liens.

              (b) Annex VI sets forth all the Real Property owned or leased by the Borrower and each of its Subsidiaries on the Effective Date and identifies each such property by its street address.

              (c) Annex VII sets forth all the Fleet Rigs owned or chartered by the Borrower and each of its Subsidiaries on the Effective Date, and identifies the registered owner, flag, official or patent number, as the case may be, the home port, class, location and operating status on the Effective Date, indicates which of such Fleet Rigs are Unencumbered Rigs, and, if chartered-in by the Borrower or any of its Subsidiaries, the name and address of the owner of such chartered-in vessel.

              6.17 Labor Relations. Neither the Borrower nor its Subsidiaries is engaged in any unfair labor practice that is reasonably likely to have a Material Adverse Effect. There is (i) no unfair labor practice complaint pending against the Borrower or any of its Subsidiaries or threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Borrower or any of its Subsidiaries or, to the Borrower's knowledge, after due inquiry, threatened against any of them,
(ii) no strike, labor dispute, slowdown or stoppage pending against the Borrower or any of its Subsidiaries or, to the best of the Borrower's knowledge, threatened against the Borrower or any of its Subsidiaries and (iii) no union representation petition existing with respect to the employees of the Borrower or any of its Subsidiaries and no union organizing activities are taking place, except with respect to any matter specified in clause (i), (ii) or (iii) above, either individually or in the aggregate, such as is not reasonably likely to have a Material Adverse Effect.

              6.18 Existing Indebtedness. Annex VIII sets forth a true and complete list of all Indebtedness of the Borrower and each of its Subsidiaries on the Effective Date and which is to remain outstanding after the Effective Date (excluding the Loans and the Letters of Credit, the "Existing Indebtedness"), in each case showing the aggregate principal amount thereof and the name of the respective borrower (or issuer) and any other entity which directly or indirectly guaranteed such debt.

              6.19 Rig Classification. Each Fleet Rig (except for such Fleet Rigs listed on Annex III) owned or leased by the Borrower and its Subsidiaries is classified in the highest class available for rigs of its age and type with the American Bureau of Shipping, Inc. or another internationally recognized classification society reasonably acceptable to the Administrative Agent, free of any material requirements or recommendations, provided that (i) the Submersible Rigs may be out of class as a result of, and pending the completion of, capital upgrades to such Submersible Rigs and (ii) Fleet Rigs acquired after the Effective Date which are scheduled to be upgraded may change class as a result of such upgrades and may be out of class as a result of, and pending the completion of, such upgrades.

              SECTION 7. Affirmative Covenants. The Borrower covenants and agrees that on the Effective Date and thereafter for so long as this Agreement is in effect and until the Commitments have terminated, no Letters of Credit or Notes are outstanding and the Loans and Unpaid Drawings, together with interest, Fees and all other Obligations incurred hereunder, are paid in full:

              7.01 Information Covenants. The Borrower will furnish to the Administrative Agent (with sufficient copies for each of the Banks, and the Administrative Agent will promptly forward to each of the Banks):

              (a) Annual Financial Statements. Within 120 days after the close of each fiscal year of the Borrower, the consolidated balance sheet of the Borrower and its Subsidiaries, as at the end of such fiscal year and the related consolidated statements of income and retained earnings and of cash flows for such fiscal year, in each case setting forth comparative consolidated figures for the preceding fiscal year, and examined by independent certified public accountants of recognized national standing whose opinion shall not be qualified as to the scope of audit and as to the status of the Borrower and its Subsidiaries as a going concern, together with a certificate of such accounting firm stating that in the course of its regular audit of the business of the Borrower, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge of any Default or Event of Default which has occurred and is continuing or, if in the opinion of such accounting firm such a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof.

              (b) Quarterly Financial Statements. As soon as available and in any event within 60 days after the close of each of the first three quarterly accounting periods in each fiscal year, the consolidated balance sheet of the Borrower and its Subsidiaries, as at the end of such quarterly period and the related consolidated statements of income and retained earnings and of cash flows for such quarterly period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, including the amount of consolidated capital expenditures made during such period, and in each case setting forth comparative consolidated figures for the related period in the prior fiscal year, all of which shall be certified by the Senior Vice President-Finance or Controller of the Borrower, subject to changes resulting from audit and normal year-end audit adjustments.

              (c) Rig Status Report. As soon as available and in any event within 60 days after the close of each quarterly accounting period, a report detailing (i) the then current location of each of the offshore drilling rigs owned or leased by the Borrower and its Subsidiaries, (ii) the then current term of and parties to any contract of any such Fleet Rigs and (iii) the day rate for each Fleet Rig on the date of such report.

              (d) Annual Rig Valuation Report. At the time of the delivery of the financial statements provided for in Section 7.01(a), an updated rig valuation report from an Approved Rig Broker setting forth the current Market Value of each Fleet Rig.

              (e) Budgets; Projections; etc. Not more than 60 days after the commencement of each fiscal year of the Borrower, (i) a budget, certified by the Senior Vice President-Finance or Controller of the Borrower, which includes an income statement, balance sheet and cash flow statement of the Borrower and its Subsidiaries for each of the four fiscal quarters of such fiscal year, including a breakdown of revenues, operating expenses, utilizations and capital expenditures by class of rig for the Fleet Rigs, and a general statement of allocations of revenues, expenses and capital expenditures to turnkey drilling operations, engineering and production management services operations and Small Scale Field Development activities and (ii) updated Projections for the four succeeding fiscal years, beginning with the then current fiscal year, in substantially the same form as the Projections delivered pursuant to Section 5.14.

              (f) Compliance Certificate. At the time of the delivery of the financial statements provided for in Sections 7.01(a) and (b), a certificate of the Borrower signed by its Senior Vice President-Finance, Controller or other Authorized Officer in the form of Exhibit H to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate shall set forth the calculations required to establish whether the Borrower and its Subsidiaries were in compliance with the provisions of Section 8 as at the end of such fiscal period or year, as the case may be.

              (g) At the time of the delivery of the financial statements provided for in Sections 7.01(a) and (b), a statement of the Borrower, signed by the Senior Vice President-Finance or Controller setting forth for each Project Finance Subsidiary, the then outstanding principal amount of Project Finance Indebtedness of such Subsidiary and the Fleet Rigs pledged in support of such Project Finance Indebtedness, including a statement of the Market Value of such Fleet Rigs (calculated as of the Effective Date for each such Fleet Rig owned on the Effective Date) pledged in support of such Project Finance Indebtedness and the then remaining unused portion of Permitted Liens allowed pursuant to Section 8.04(h).

              (h) Notice of Default or Litigation. Promptly, and in any event within (x) seven Business Days after the Borrower obtains knowledge thereof, notice of the occurrence of any event which constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto and (y) ten Business Days after the Borrower obtains knowledge thereof, notice of the commencement of or any significant development in any litigation or governmental proceeding pending against the Borrower or any of its Subsidiaries which is likely to have a Material Adverse Effect or is likely to have a material adverse effect on the ability of the Borrower or any Guarantor to perform its obligations hereunder or under any other Credit Document.

              (i) SEC Reports. Promptly upon transmission thereof, copies of any material filings and registration with, and reports to, the SEC by the Borrower or any of its Subsidiaries and copies of all financial statements, proxy statements, notices and reports as the Borrower or any of its Subsidiaries shall generally send to analysts or all holders of their capital stock in their capacity as such holders (in each case to the extent not theretofore delivered to the Administrative Agent pursuant to this Agreement).

              (j) Credit Rating. As soon as possible and in any event within 10 days after any change in (i) the credit rating assigned by Moody's or S&P to any long-term unsecured debt of the Borrower (including, without limitation, any change in the Moody's Credit Rating or the S&P Credit Rating) and/or (ii) the stated implied senior debt rating assigned by Moody's or S&P with respect to the Borrower; notice of such change and the date on which it was first announced by the applicable rating agency.

              (k) Other Information. From time to time, such other information or documents (financial or otherwise) as the Administrative Agent on its own behalf or on behalf of the Required Banks may reasonably request.

              7.02 Books, Records and Inspections. The Borrower will, and will cause its Subsidiaries to, permit, upon reasonable notice to the Senior Vice President-Finance, Controller or any other Authorized Officer of the Borrower, officers and designated representatives of the Administrative Agent (at the expense of the Administrative Agent, but after the occurrence and during the continuance of an Event of Default, at the expense of the Borrower) or the Required Banks (at the expense of such Banks), to the extent necessary, to examine the books of account of the Borrower and any of its Subsidiaries and discuss the affairs, finances and accounts of the Borrower and of any of its Subsidiaries with, and be advised as to the same by, its and their officers and independent accountants, all at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or the Required Banks may desire.

              7.03 Maintenance of Property; Insurance. The Borrower will, and will cause each of its Subsidiaries to, at all times maintain in full force and effect insurance in such amounts with carriers of such insurance industry ratings, covering such risks and liabilities and with such deductibles or self-insured retentions as are in accordance with normal industry practice for similarly situated insureds. The Borrower will, and will cause each of its Subsidiaries to, furnish to the Administrative Agent on or before August 30th of each year, beginning with calendar year 1998, a summary of the insurance carried together with certificates of insurance and other evidence of such insurance.

              7.04 Payment of Taxes. The Borrower will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of the Borrower or any of its Subsidiaries, provided that neither the Borrower nor any Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of the management of the Borrower) with respect thereto in accordance with GAAP.

              7.05 Consolidated Corporate Franchises. The Borrower will do, and will cause each Subsidiary to do, or cause to be done, all things necessary to preserve and keep in full force and effect its corporate existence, material rights and authority, unless the failure to do so is not reasonably likely to have a Material Adverse Effect, provided that any transaction permitted by
Section 8.02 will not constitute a breach of this Section 7.05.

              7.06 Compliance with Statutes, etc. The Borrower will, and will cause each Subsidiary to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property other than those the non- compliance with which would not have a Material Adverse Effect or would not have a material adverse effect on the ability of the Borrower or any Guarantor to perform its obligations under any Credit Document to which it is party.

              7.07 Good Repair. Except for the Fleet Rigs currently under or scheduled to be repaired or which have been damaged or have suffered a casualty as to which (within a reasonable period of time) the Borrower has not made a determination whether to replace or repair, or if the determination to replace or repair has been made, as to which such replacement or repairs are being undertaken, subject to availability of equipment, materials and/or repair facilities, the Borrower will, and will cause each of its Subsidiaries to, keep its properties and equipment used or useful in its business, in whomsoever's possession they may be, in good repair, working order and condition, normal wear and tear excepted, and, subject to
Section 8.02, see that from time to time there are made in such properties and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, (i) to the extent and in the manner useful or customary for companies in similar businesses and (ii) to the extent where the failure to do so is reasonably likely to cause a Material Adverse Effect.

              7.08 End of Fiscal Years; Fiscal Quarters. The Borrower will, for financial reporting purposes, cause (i) each of its fiscal years to end on December 31 of each year and (ii) each of its fiscal quarters to end on March 31, June 30, September 30 and December 31 of each year.

              7.09 Use of Proceeds. All proceeds of the Loans shall be used as provided in Section 6.05.

              7.10 Rig Valuations. In addition to the valuation reports delivered pursuant to Section 7.01(d), at any time when in the reasonable judgment of the Administrative Agent or the Required Banks, there has been an adverse development in the market for offshore drilling rigs which is likely to adversely affect the aggregate Market Value of the Fleet Rigs, the Borrower, at the request of the Administrative Agent, or the Required Banks, will obtain an updated appraisal of the Fleet Rigs from an Approved Rig Broker, substantially in the form of the reports delivered pursuant to Section 5.12 and confirming compliance with Section 8.11 (a) and (b), provided that only one such additional Fleet appraisal per calendar year shall be obtained at the expense of the Borrower, with any subsequent appraisals during such calendar year to be for the account of the Banks pro rata according to their Commitments.

              7.11 Additional Guarantors. The Borrower shall cause each Domestic Subsidiary (other than a Project Finance Subsidiary for so long as such Subsidiary remains a Project Finance Subsidiary) established or created after the Effective Date to execute and deliver a guaranty of all Obligations and all obligations under Interest Rate Agreements in substantially the form of the Guaranty.

              7.12 ERISA. As soon as possible and, in any event, within 10 days after the Borrower, any Subsidiary or any ERISA Affiliate knows or has reason to know that: (a) a material contribution required to be made with respect to (i) any employee pension benefit plan (as defined in Section 3(2) of ERISA) maintained or contributed to by (or to which there is an obligation to contribute of) the Borrower or a Subsidiary or an ERISA Affiliate or (ii) any Foreign Pension Plan has not been timely made or (b) the Borrower or any Subsidiary may incur any material liability pursuant to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any employee pension benefit plan (as defined in Section 3(2) of ERISA), the Borrower will deliver to each of the Banks a certificate of the Senior Vice President-Finance or Controller of the Borrower setting forth details as to such occurrence and the action, if any, that the Borrower, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given to or filed with or by the Borrower, the Subsidiary, the ERISA Affiliate, a plan participant or the plan administrator.

              SECTION 8. Negative Covenants. The Borrower hereby covenants and agrees that as of the Effective Date and thereafter for so long as this Agreement is in effect and until the Commitments have terminated, no Letters of Credit or Notes are outstanding and the Loans and Unpaid Drawings, together with interest, Fees and all other Obligations incurred hereunder, are paid in full:

              8.01 Changes in Business. The Borrower will not, and will not permit any of its Subsidiaries to, materially alter the character of the business of the Borrower and its Subsidiaries taken as a whole from that conducted at the Effective Date (including any material expansion outside of the offshore contract drilling, turnkey drilling and engineering and production management services business), provided that this Section 8.01 shall not restrict the making of any investment expressly permitted by Section 8.05 or the engaging in or acquisition of any business or assets substantially ancillary to the offshore contract drilling, turnkey drilling and engineering and production management services business which shall in any event include floating production systems, well construction management, field management, multi-service vessels, joint venture engineering companies, Small Scale Field Development and floating production and storage operations.

              8.02 Consolidation, Merger, Sale of Assets, etc. The Borrower will not, and will not permit any Subsidiary to, wind up, liquidate or dissolve its affairs, or enter into any transaction of merger or consolidation, sell or otherwise dispose of all or any part of its property or assets (other than inventory or obsolete equipment or excess equipment no longer needed in the conduct of the business in the ordinary course of business) or agree to do any of the foregoing at any future time, except that the following shall be permitted:

              (a) (i) any Subsidiary of the Borrower may be merged or consolidated with or into, or be liquidated into, the Borrower (so long as the Borrower is the surviving corporation) or any Guarantor (so long as such Guarantor is the surviving corporation) or any other Person (so long as such Subsidiary is the surviving corporation or, if such Subsidiary is a Guarantor and is not the surviving corporation, the surviving corporation becomes a Guarantor hereunder), (ii) all or any part of the business, properties and assets of the Borrower or any of its Subsidiaries may be conveyed, leased, sold or transferred to the Borrower or any Guarantor,
       (iii) so long as no Default or Event of Default exists or would result therefrom, the Borrower or any of its Subsidiaries may, subject to the provisions of Section 3.03(b), sell or dispose of any Fleet Rig which is not pledged in support of Project Finance Indebtedness pursuant to clause 8.04(h);

              (b)  Restricted Payments permitted pursuant to Section 8.05; and

              (c) other sales or dispositions of assets, provided that (x) (A) the Total Commitment shall be reduced to the extent required by Section 3.03(b) upon the receipt of any Net Cash Proceeds and/or other consideration received from all such sales and dispositions and (B) all proceeds thereof shall be used without violating the provisions of
       Section 8.01 and (y) each such sale or disposition shall be in an amount at least equal to the fair market value thereof (as determined by the Board of Directors of the Borrower in the case of sales in excess of $100,000,000).

              8.03 Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to contract, create, incur, assume or suffer to exist any Indebtedness, except:

              (a) Indebtedness incurred pursuant to this Agreement and the other Credit Documents;

              (b) Indebtedness existing on the Effective Date and listed on Annex VIII, without giving effect to any subsequent extensions, refinancings or renewals thereof;

              (c)    Indebtedness consisting of intercompany loans and advances
       (i) from the Borrower or any of its Subsidiaries to the Borrower or any Guarantor or from any Subsidiary which is not a Guarantor to another Subsidiary which is not a Guarantor, provided that all such Indebtedness is unsecured and expressly subordinate to any Obligations of the debtor with respect to such intercompany Indebtedness and (ii) from the Borrower or any Guarantor to a Subsidiary which is not a Guarantor, provided that such Indebtedness pursuant to this clause (ii) shall not exceed $294,000,000 in the aggregate at any time outstanding;

              (d) Capitalized Lease Obligations and Purchase Money Indebtedness relating to assets other than Fleet Rigs in an aggregate amount not to exceed $5,000,000 at any one time.

              (e) other Project Finance Indebtedness in an amount not to exceed at any one time $400,000,000 in the aggregate and guaranties by the Borrower of such Project Finance Indebtedness;

              (f) the Transamerica Financing, provided that such Indebtedness shall not exceed $20,000,000 in the aggregate at any time outstanding;

              (g) the Triton Financing, provided that such Indebtedness shall not exceed $10,000,000 in the aggregate at any time outstanding; and

              (h) other unsecured Indebtedness of the Borrower and its Subsidiaries not described in clauses (a) through (e) above in an aggregate outstanding amount not to exceed $1,000,000 at any one time.

              8.04 Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) of the Borrower or any of its Subsidiaries, whether now owned or hereafter acquired or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable or notes with recourse to the Borrower or any Subsidiary of the Borrower) or assign any right to receive income, or file or permit the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute, except:

              (a) Liens for taxes not yet due or Liens for taxes being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of the Borrower) have been established;

              (b) Liens imposed by law or arising by operation of law which were incurred in the ordinary course of business, such as carriers', warehousemen's and mechanics' Liens, statutory landlord's Liens, maritime Liens and other similar Liens arising in the ordinary course of business, and (x) which do not in the aggregate materially detract from the value of the Borrower's or any Subsidiary's property or assets or materially impair the use thereof in the operation of the business of the Borrower or any Subsidiary or (y) which are being contested in good faith by appropriate proceedings (including the providing of bail), which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to such Lien or procuring the release of the property or assets subject to such Lien from arrest or detention;

              (c)  Liens created in favor of the Banks;

              (d) Liens existing on the Effective Date and listed on Annex IX, without giving effect to any subsequent extensions, refinancings or renewals thereof;

              (e) Liens arising from judgments, decrees or attachments (or securing of appeal bonds with respect thereto) to the extent not covered by insurance, so long as the obligations in connection therewith do not exceed $5,000,000 and otherwise in circumstances not constituting an Event of Default under
       Section 9.07;

              (f) any interest or title of a lessor or charterer under any lease permitted by this Agreement;

              (g) immaterial Liens on any assets of the Borrower or any of its Subsidiaries other than the Fleet Rigs; or

              (h) Liens on (i) Submersible Fleet Rigs and the earnings and insurances relating thereto, (ii) up to $400,000,000 in aggregate Market Value of additional Fleet Rigs owned on the Effective Date (without giving effect to any losses, sales or other dispositions with respect to such pledged assets), the earnings and insurances relating thereto and any replacement assets purchased solely with the Cash Proceeds of any sale and/or loss of any such pledged Fleet Rig; provided that Liens permitted by this clause (h) shall secure Project Finance Indebtedness permitted by Section 8.03(e).

              (i) Liens existing on the Effective Date on accounts receivable of Triton to secure up to $10,000,000 in the aggregate of Indebtedness of Triton.

              (j) Liens attaching to specific assets at the time acquired by the Borrower or any of its Subsidiaries (and not to all such assets generally), provided that (x) any such Liens, and the Indebtedness secured thereby, were not created at the time of or in contemplation of the acquisition of such assets by the Borrower or its Subsidiaries, (y) the Indebtedness secured by any such Lien does not exceed 100% of the fair market value of the asset to which such Lien is attached, determined at the time of the acquisition of such asset, and (z) the Indebtedness (if any) secured thereby is permitted by Section 8.03;

              (k) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business consistent with past practices and securing obligations not to exceed $25,000,000 in the aggregate (i) in connection with workers' compensation, unemployment insurance and other types of social security or retirement benefits, or
       (ii) to secure the performance of tenders, statutory obligations, surety bonds, appeal bonds, bids, leases (other than Capital Leases), performance bonds, purchase, construction or sales contracts and other similar obligations, in each case not incurred or made in connection with (x) the borrowing of money, (y) the obtaining of advances or credit or (z) the payment of the deferred purchase price of property;

              (l) leases or subleases granted to others, easements, rights-of-way, restrictions and other similar charges, encumbrances or minor title defects, in each case incidental to, and not interfering with, or reasonably likely to interfere with, the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

              (m) Liens securing Capitalized Lease Obligations and Purchase Money Indebtedness permitted by Section 8.03(d), provided such Liens shall extend solely to the property (or improvement thereon) financed; and

              (n) Liens under the Safe Harbor Leases, the Letter of Credit Agreement and the Mortgage, as such terms are defined in, and as contemplated by, the Asset Purchase Agreement dated August 20, 1993 between the Borrower and Portal Rig Corporation, with respect to the property acquired pursuant thereto;

              8.05 Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries to, make any Restricted Payments, except:

              (a) So long as no Default or Event of Default exists or would result therefrom, the Borrower and its Subsidiaries may pay Dividends in an amount not to exceed in the aggregate $275,000,000 plus the Cumulative Net Income Amount then in effect, provided that the Borrower and its Subsidiaries may not pay any Dividend which, when combined with all previous Dividends paid by the Borrower and its Subsidiaries, the proceeds of which were not used to repurchase outstanding shares of common stock of the Borrower, would exceed the Cumulative Net Income Amount, except to the extent the proceeds of such Dividend are used solely to repurchase outstanding common stock of the Borrower;

              (b) any Subsidiary of the Borrower may pay Dividends to the Borrower or to any Guarantor and any Subsidiary which is not a Guarantor may pay Dividends to any other Subsidiary which is not a Guarantor; and

              (c) in addition to any dividends paid pursuant to clauses (a) and (b) above, the Borrower may redeem or repurchase common stock of the Borrower (or options to purchase such common stock) from (1) present or former officers, employees and directors (or their estates) upon the death, permanent disability, retirement or termination of employment of any such Person or otherwise in accordance with any stock option plan or any employee stock ownership plan, or (2) stockholders of the Borrower so long as the purpose of such purchase is to acquire common stock of the Borrower for reissuance to new officers, employees and directors (or their estates) of the Borrower to the extent so reissued within 6 months of any such purchase, provided that in all such cases (x) no Default or Event of Default is then in existence or would arise therefrom, (y) the aggregate amount of all cash paid in respect of all such shares so redeemed or repurchased in any calendar year does not exceed $1,000,000 plus proceeds of key man life insurance used for the purpose of repurchasing such common stock owned by such Person and, provided further, that in the event that the Borrower subsequently resells to any member of its, or any Subsidiary's management, any shares redeemed or repurchased pursuant to this clause
       (ii), the amount of repurchases the Borrower may make from officers, employees and directors pursuant to this clause (ii) shall be increased by an amount equal to any cash received by the Borrower upon the resale of such shares.

              8.06 Restrictions on Subsidiaries. The Borrower will not, and will not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist any encumbrance or restriction which prohibits or otherwise restricts
(A) the ability of any Subsidiary to (a) pay dividends or make other distributions or pay any Indebtedness owed to the Borrower or any Subsidiary,
(b) make loans or advances to the Borrower or any Subsidiary, (c) transfer any of its properties or assets to the Borrower or any Subsidiary or (B) the ability of the Borrower or any other Subsidiary of the Borrower to create, incur, assume or suffer to exist any Lien upon its property or assets to secure the Obligations, other than prohibitions or restrictions existing under or by reason of:

              (i)    this Agreement and the other Credit Documents;

              (ii)   applicable law;

              (iii) customary non-assignment provisions entered into in the ordinary course of business and consistent with past practices;

              (iv) any restriction or encumbrance with respect to a Subsidiary of the Borrower imposed pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all of the capital stock or assets of such Subsidiary, so long as such sale or disposition is permitted under this Agreement; and

              (v) Permitted Liens and any documents or instruments governing the terms of any Indebtedness or other obligations secured by any such Liens, provided that such prohibitions or restrictions apply only to the assets subject to such Liens.

              8.07 Transactions with Affiliates. (a) The Borrower will not, and will not permit any Subsidiary to, enter into any transaction or series of transactions after the Effective Date whether or not in the ordinary course of business, with any Affiliate other than on terms and conditions substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm's-length transaction with a Person other than an Affiliate, provided that the foregoing restrictions shall not apply to (i) employment arrangements entered into in the ordinary course of business with officers of the Borrower and its Subsidiaries, (ii) customary fees paid to members of the Board of Directors of the Borrower and of its Subsidiaries, (iii) immaterial transactions with the officers or members of the Board of Directors of the Borrower or its Subsidiaries and (iv) immaterial transactions with Affiliates; and

              (b) the Borrower will not and will not permit any Guarantor to transfer any Fleet Rig to any Subsidiary which is not a Guarantor, provided that (i) any Guarantor may transfer any Submersible Rig or a Fleet Rig acquired after the Effective Date which does not constitute a replacement asset pursuant to Section 3.03(b)(i) to a Subsidiary which is not a Guarantor so long as any such transferred Fleet Rig is promptly thereafter pledged in support of Project Finance Indebtedness pursuant to Sections 8.03(e) and 8.04(h).

              8.08 Fleet Rig Management. The Borrower shall not, and shall not permit any of its Subsidiaries to, contract out the management of Fleet Rigs with an aggregate Market Value exceeding 10% of the aggregate Market Value of the Fleet.

              8.09 Interest Coverage Ratio. The Borrower shall not permit the ratio of (i) Adjusted Consolidated EBITDA to (ii) Consolidated Interest Expense for any period of four consecutive fiscal quarters of the Borrower to be less than 3.00:1.00.

              8.10 Leverage Ratio. The Borrower shall not permit the Leverage Ratio at any time to be more than 0.40:1.00.

              8.11 Fleet Market Value. (a) The Borrower shall not permit the aggregate Market Value of the Fleet at any time to be less than (i) 2.5 times the sum of (x) Consolidated Indebtedness plus (y) the Available Unutilized Total Commitment.

              (b) The Borrower shall not permit the aggregate Market Value of the Unencumbered Fleet Rigs at any time to be less than 2.5 times the sum of
(x) Consolidated Unsecured Indebtedness and (y) the Available Unutilized Total Commitment.

              8.12 Net Worth. The Borrower shall not permit Consolidated Net Worth at any time to be less than $750,000,000 plus 50% of Consolidated Net Income (determined on a cumulative basis) for all Cumulative Net Income Periods ending prior to the date of determination for which Consolidated Net Income was a positive number.

              SECTION 9. Events of Default. Upon the occurrence of any of the following specified events (each an "Event of Default"):

              9.01 Payments. The Borrower shall default in the payment when due of any principal of the Loans or default in the payment when due, and such default shall continue for more than two Business Days, of any interest, Fees, Unpaid Drawings or other amounts owing hereunder or under any other Credit Document; or

              9.02 Representations, etc. Any representation, warranty or statement made by the Borrower herein or in any other Credit Document or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

              9.03 Covenants. The Borrower shall (a) default in the due performance or observance by it of any term, covenant or agreement contained in
Section 7.08 or Section 8 or (b) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 9.01, 9.02 or clause (a) of this Section 9.03) contained in this Agreement and such default shall continue unremedied for a period of at least 30 days after notice to the Borrower by the Administrative Agent or the Required Banks; or

              9.04 Default Under Other Agreements. (a) The Borrower or any of its Subsidiaries shall (i) default in any payment with respect to any Indebtedness (other than the Obligations) beyond the period of grace, if any, applicable thereto or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause any such Indebtedness to become due prior to its stated maturity; or (b) any such Indebtedness of the Borrower or any of its Subsidiaries shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof, provided that it shall not constitute an Event of Default pursuant to this
Section 9.04 unless the aggregate amount of all Indebtedness referred to in clauses (a) and (b) above exceeds $25,000,000 at any one time; or

              9.05 Bankruptcy, etc. The Borrower or any Subsidiary shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled "Bankruptcy", as now or hereafter in effect, or any successor thereto (the "Bankruptcy Code"); or an involuntary case is commenced against the Borrower or any other Credit Party and the petition is not controverted within 10 days, or is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Borrower or any other Credit Party; or the Borrower or any other Credit Party commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower or any other Credit Party; or there is commenced against the Borrower or any other Credit Party any such case or proceeding which remains undismissed for a period of 60 days; or the Borrower or any other Credit Party is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; the Borrower or any other Credit Party suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or the Borrower or any other Credit Party makes a general assignment for the benefit of creditors; or any corporate action is taken by the Borrower or any other Credit Party for the purpose of effecting any of the foregoing; or

              9.06 Guaranty. The Guaranty or any provision thereof shall cease to be in full force and effect, or any Guarantor or any Person acting by or on behalf of such Guarantor shall deny or disaffirm all or any portion of such Guarantor's obligation thereunder, or any Guarantor shall default in the observance of any term, covenant or agreement on its part to be performed or observed pursuant thereto and such default (other than any default arising from a failure to make any payment thereunder) shall continue unremedied for a period of at least 30 days after notice to the Borrower by the Administrative Agent or the Required Banks; or

              9.07 Judgments. One or more judgments or decrees shall be entered against the Borrower or any Subsidiary involving a liability of $10,000,000 or more in the aggregate for all such judgments and decrees for the Borrower and the other Credit Parties (not paid or to the extent not covered by insurance) and any such judgments or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within 60 days from the entry thereof; or

              9.08  Employee Benefit Plans.  Each of the following shall occur:
(a)(i) A contribution required to be made with respect to any (x) employee pension benefit plan (as defined in Section 3(2) of ERISA) maintained or contributed to by (or to which there is an obligation to contribute of) the Borrower or a Subsidiary or an ERISA Affiliate or (y) Foreign Pension Plan has not been timely made or (ii) the Borrower or any Subsidiary has incurred or is likely to incur liabilities pursuant to one or more employee welfare benefit plans (as defined in Section 3(1) of ERISA) that provide benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or employee pension benefit plans (as defined in Section 3(2) of ERISA); and (b) there shall result from any such event or events the imposition of a Lien, the granting of a security interest, or a liability or a material risk of incurring a liability; and (c) which Lien, security interest or liability, individually, and/or in the aggregate, in the opinion of the Required Banks, will have a Material Adverse Effect;

              9.09 Change of Control. Any Change of Control shall occur; then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent shall, upon the written request of the Required Banks, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any Bank to enforce its claims against the Borrower, except as otherwise specifically provided for in this Agreement (provided that, if an Event of Default specified in Section 9.05 shall occur with respect to the Borrower or any Subsidiary, the result which would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice): (i) declare the Total Commitment terminated, whereupon the Commitment of each Bank shall forthwith terminate immediately and any Commitment Commission shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Loans and all obligations owing hereunder (including Unpaid Drawings) and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; (iii) terminate any Letter of Credit which may be terminated in accordance with its terms; (iv) direct the Borrower to pay (and the Borrower hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in Section 9.05 in respect of the Borrower, it will pay) to the Administrative Agent at the Payment Office such additional amounts of cash, to be held as security for the Borrower's reimbursement obligations in respect of Letters of Credit then outstanding equal to the aggregate Stated Amount of all Letters of Credit then outstanding; and (v) apply any amounts held as cash collateral pursuant to Section 4.02 or this Section 9 to repay Obligations.

              SECTION 10. Definitions. As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires. Defined terms in this Agreement shall include in the singular number the plural and in the plural the singular:

              "Adjusted Commitment" for each Non-Defaulting Bank shall mean at any time the product of such Bank's Adjusted Percentage and the Adjusted Total Commitment.

              "Adjusted Consolidated EBITDA" shall mean for any period Consolidated EBITDA for such period, less cash Dividends and cash taxes paid during such period, plus cash payments for the repurchase of common stock made pursuant to Section 8.05(a) and (b).

              "Adjusted Percentage" shall mean (x) at a time when no Bank Default exists, for each Bank such Bank's Percentage and (y) at a time when a Bank Default exists (i) for each Bank that is a Defaulting Bank, zero and (ii) for each Bank that is a Non-Defaulting Bank, the percentage determined by dividing such Bank's Commitment at such time by the Adjusted Total Commitment at such time, it being understood that all references herein to Commitments and the Adjusted Total Commitment at a time when the Total Commitment or Adjusted Total Commitment, as the case may be, has been terminated shall be references to the Commitments or Adjusted Total Commitment, as the case may be, in effect immediately prior to such termination, provided that (A) no Bank's Adjusted Percentage shall change upon the occurrence of a Bank Default from that in effect immediately prior to such Bank Default if, after giving effect to such Bank Default and any repayment of Loans at such time pursuant to Section 4.02(A)(a) or otherwise, the sum of (i) the aggregate outstanding principal amount of Loans of all Non-Defaulting Banks plus (ii) the Letter of Credit Outstandings, exceeds the Adjusted Total Commitment; (B) the changes to the Adjusted Percentage that would have become effective upon the occurrence of a Bank Default but that did not become effective as a result of the preceding clause (A) shall become effective on the first date after the occurrence of the relevant Bank Default on which the sum of (i) the aggregate outstanding principal amount of the Loans of all Non-Defaulting Banks plus (ii) the Letter of Credit Outstandings is equal to or less than the Adjusted Total Commitment; and (C) if (i) a Non-Defaulting Bank's Adjusted Percentage is changed pursuant to the preceding clause (B) and (ii) any repayment of such Bank's Loans, or of Unpaid Drawings with respect to Letters of Credit, that were made during the period commencing after the date of the relevant Bank Default and ending on the date of such change to its Adjusted Percentage must be returned to the Borrower as a preferential or similar payment in any bankruptcy or similar proceeding of the Borrower, then the change to such Non-Defaulting Bank's Adjusted Percentage effected pursuant to said clause (B) shall be reduced to that positive change, if any, as would have been made to its Adjusted Percentage if (x) such repayments had not been made and (y) the maximum change to its Adjusted Percentage would have resulted in the sum of the outstanding principal of Loans made by such Bank plus such Bank's new Adjusted Percentage of the outstanding principal amount of Letter of Credit Outstandings equalling such Bank's Commitment at such time.

              "Adjusted Total Commitment" shall mean at any time the Total Commitment less the aggregate Commitments of all Defaulting Banks.

              "Administrative Agent" shall have the meaning provided in the first paragraph of this Agreement and shall include any successor to the Administrative Agent appointed pursuant to Section 11.09.

              "Affected Eurodollar Loan" shall have the meaning provided in
Section 4.02(B).

              "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors of such corporation or (ii) to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

              "Agreement" shall mean this Credit Agreement, as the same may be from time to time further modified, amended and/or supplemented.

              "Applicable Commitment Commission Percentage" shall be (i) at all times during which the Borrower's Credit Rating falls in category 1, 2 or 3, equal to the percentage per annum set forth below opposite the Borrowers' applicable Credit Rating:


                                                  Applicable Commitment
       Credit Rating                              Commission Percentage
       -------------                              ----------------------
       Category 1                                 0.100% per annum

       Category 2                                 0.125% per annum

       Category 3                                 0.150% per annum

and (ii) at all times during which the Borrowers Credit Rating falls in category 4, the percentage per annum set forth below opposite the Borrower's then applicable Pricing Ratio:

                                                  Applicable Commitment
          Pricing Ratio                           Commissions Percentage
          -------------                           ----------------------
       Less than 1.00:1.00                        0.175% per annum

       Greater than or equal to
       1.00:1.00 and less than 1.75:1             0.200% per annum

       Greater than or equal
       to 1.75:1.00                               0.250% per annum

              "Applicable Eurodollar Margin" shall be equal to (i) at all times during which the Borrower's Credit Rating falls in category 1, 2 or 3, the percentage per annum set forth below opposite the Borrowers' applicable Credit
Rating:

                                                      Applicable
       Credit Rating                              Eurodollar Margin
       -------------                              -----------------
       Category 1                                 0.350% per annum

       Category 2                                 0.400% per annum

       Category 3                                 0.450% per annum

and (ii) at all times during which the Borrowers Credit Rating falls in category 4, the percentage per annum set forth below opposite the Borrower's then applicable Pricing Ratio:

                                                      Applicable
          Pricing Ratio                           Eurodollar Margin
          -------------                           -----------------
       Less than 1.00:1.00                        0.500% per annum

       Greater than or equal to
       1.00:1.00 and less than
       1.75:1                                     0.700% per annum

       Greater than or equal
       to 1.75:1.00                               0.900% per annum

              "Approved Bank" shall have the meaning provided in the definition of "Cash Equivalents."

              "Approved Company" shall have the meaning provided in the definition of "Cash Equivalents."

              "Approved Rig Broker" shall mean each of the international, independent, sale-and-purchase brokers of offshore drilling rigs listed on Annex X, as such Annex may be revised from time to time at the request of the Required Banks with the consent of the Borrower, which consent shall not be unreasonably withheld.

              "Assignment and Assumption Agreement" shall mean the Assignment and Assumption Agreement substantially in the form of Exhibit I (appropriately completed).

              "Authorized Officer" shall mean any senior officer of the Borrower designated as such in writing to the Administrative Agent by the Borrower.

              "Available Unutilized Commitment" for each Bank, shall mean the excess of (i) the Commitment of such Bank over (ii) the sum of (x) the aggregate outstanding principal amount of Loans made by such Bank plus (y) an amount equal to such Bank's Adjusted Percentage of the Letter of Credit Outstandings at such time.

              "Available Unutilized Total Commitment" shall mean the excess of
(i) the Total Commitment over (ii) the sum of (x) the aggregate outstanding principal amount of Loans plus (y) the Letter of Credit Outstandings at such time.

              "Bank" shall have the meaning provided in the first paragraph of this Agreement.

              "Bank Default" shall mean (i) the refusal (which has not been retracted) of a Bank to make available its portion of any incurrence of Loans or to fund its portion of any unreimbursed payment under Section 2.05(c) or
(ii) a Bank having notified the Administrative Agent and/or the Borrower that it does not intend to comply with the obligations under Section 1.01 or under
Section 2.05(c), in the case of either (i) or (ii) as a result of the appointment of a receiver or conservator with respect to such Bank at the direction or request of any regulatory agency or authority.

              "Bankruptcy Code" shall have the meaning provided in Section
9.05.

              "Base Rate" at any time shall mean the higher of, (i) the rate which is 1/2 of 1% in excess of the Federal Funds Effective Rate, and (ii) the Prime Lending Rate.

              "Base Rate Loan" shall mean each Loan bearing interest at the rates provided in Section 1.08(a).

              "Borrower" shall have the meaning provided in the first paragraph of this Agreement.

              "Borrowing" shall mean the incurrence of one Type of Loan pursuant to the Facility by the Borrower from all of the Banks with respect to such Facility on a pro rata basis on a given date (or resulting from conversions on a given date), having in the case of Eurodollar Loans the same Interest Period; provided that Base Rate Loans incurred pursuant to Section 1.10(b) shall be considered part of any related Borrowing of Eurodollar Loans.

              "Business Day" shall mean (i) for all purposes other than as covered by clause (ii) below, any day excluding Saturday, Sunday and any day which shall be in the City of New York a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in U.S. dollar deposits in the interbank Eurodollar market.

              "Capital Lease" as applied to any Person shall mean any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

              "Capitalized Lease Obligations" shall mean all obligations under Capital Leases of the Borrower or any of its Subsidiaries in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

              "Cash Equivalents" shall mean (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than four years from the date of acquisition, or repurchase obligations with respect thereto, (ii) U.S. dollar denominated time deposits, certificates of deposit, bankers' acceptances and Eurocurrency deposits of (x) any Bank, (y) any domestic commercial bank of recognized standing having capital and surplus in excess of $100,000,000 or (z) any bank (or the parent company of such bank) whose short-term commercial paper rating from Standard & Poor's Corporation ("S&P") is at least A-1 or the equivalent thereof or from Moody's Investors Service, Inc. ("Moody's") is at least P-1 or the equivalent thereof (any such bank, an "Approved Bank"), in each case with maturities of not more than one year from the date of acquisition, (iii) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (ii) above, (iv) commercial paper issued by any Bank or Approved Bank or by the parent company of any Bank or Approved Bank and commercial paper issued by, or guaranteed by, any corporation with a short-term commercial paper rating of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody's (any such company, an "Approved Company"), or guaranteed by any industrial company with a long term unsecured debt rating of at least A or A2, or the equivalent of each thereof, from S&P or Moody's, as the case may be, and in each case maturing within one year after the date of acquisition and (v) investments in money market mutual funds having assets in excess of $100,000,000.

              "Cash Proceeds" shall mean, with respect to any Fleet Rig Disposition, the aggregate cash payments (including any cash received by way of deferred payment pursuant to a note receivable issued in connection with such Fleet Rig Disposition, other than the portion of such deferred payment constituting interest, but only as and when so received) received by the Borrower and/or any Subsidiary from such Fleet Rig Disposition.

              "CBK" shall mean Christiania Bank og Kreditkasse ASA, New York Branch, in its individual capacity.

              "CERCLA" shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq.

              "Change of Control" shall mean (a) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Borrower or (b) during any period of two consecutive years individuals who at the beginning of such period constituted the Board of Directors of the Borrower (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Borrower was approved by a vote of a majority of the directors of the Borrower then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Borrower then in office.

              "Claims" shall have the meaning provided in the definition of "Environmental Claims."

              "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated and the rulings issued thereunder. Section references to the Code are to the Code, as in effect on the Effective Date and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

              "Commitment" shall mean, with respect to each Bank, the amount set forth opposite such Bank's name in Annex I directly below the column entitled "Commitment," as the same may be (x) reduced from time to time pursuant to Sections 3.02, 3.03 and/or 9 or (y) adjusted from time to time as a result of assignments to or from such Bank pursuant to Section 12.04.

              "Commitment Commission" shall have the meaning provided in
Section 3.01(a).

              "Consolidated EBIT" shall mean, for any period, (A) the sum of the amounts for such period of (i) Consolidated Net Income, (ii) provisions for taxes based on income, (iii) Consolidated Interest Expense, (iv) amortization or write-off of deferred financing costs to the extent deducted in determining Consolidated Net Income and (v) losses on sales of assets (excluding sales in the ordinary course of business) and other extraordinary losses less (B) the amount for such period of gains on sales of assets (excluding sales in the ordinary course of business) and other extraordinary gains, all as determined on a consolidated basis in accordance with GAAP.

              "Consolidated EBITDA" shall mean, for any period, the sum of the amounts for such period of (i) Consolidated EBIT, (ii) depreciation expense of the Borrower and its Subsidiaries and (iii) amortization expense of the Borrower and its Subsidiaries, all as determined on a consolidated basis in accordance with GAAP.

              "Consolidated Indebtedness" shall mean, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness (including the Loans) of the Borrower and its Subsidiaries on a consolidated basis as determined in accordance with GAAP, excluding all Contingent Obligations relating to the Indebtedness of any Person which is included in the calculation of Consolidated Indebtedness of the Borrower and its Subsidiaries.

              "Consolidated Interest Expense" shall mean, for any period, total interest expense (including that attributable to Capital Leases) of the Borrower and its Subsidiaries in accordance with GAAP on a consolidated basis with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries.

              "Consolidated Net Income" shall mean for any period, the net income (or loss) of the Borrower and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP.

              "Consolidated Net Worth" shall mean, at any time, shareholder's equity of the Borrower and its Subsidiaries on a consolidated basis determined in accordance with GAAP.

              "Consolidated Unsecured Indebtedness" shall mean, as at any date of determination, the aggregate stated balance sheet amount of all unsecured Indebtedness (including the Loans) of the Borrower and its Subsidiaries on a consolidated basis as determined in accordance with GAAP, excluding all Contingent Obligations relating to the unsecured Indebtedness of any Person which is included in the calculation of Consolidated Indebtedness of the Borrower and its Subsidiaries.

              "Contingent Obligations" shall mean as to any Person any obligation of such Person guaranteeing or intending to guarantee any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or
(ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof, provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

              "Credit Documents" shall mean this Agreement, the Notes and each Guaranty and any documents executed in connection therewith.

              "Credit Event" shall mean and include the making of a Loan or the issuance of a Letter of Credit.

              "Credit Party" shall mean the Borrower and each Guarantor.

              "Credit Rating" shall mean the Borrowers credit rating in respect of its senior unsecured long term debt obligations as determined by S&P and Moody's, there being four categories for purposes of this Agreement:

                        S&P Credit Rating             Moody's Credit Rating
                        -----------------             ---------------------
 Category 1             BBB+, or higher               Baa1, or higher

 Category 2             BBB                           Baa2

 Category 3             BBB-                          Baa3

 Category 4             lower than BBB-               lower than Baa3

In the event that none of the Borrower's senior unsecured debt is rated by the Rating Agencies, the Borrower shall be deemed to have a category 4 Credit Rating. If only one of a Moody's Credit Rating or an S&P Credit Rating exists at any time, then such Credit Rating shall be utilized. In the event of a split rating of two or more rating levels, the rating level one below the higher rating will apply. In the event that the ratings as determined by S&P and Moody's differ by one rating category, the higher of the two shall apply. In the event that either S&P or Moody's revises its rating system as in effect on the Effective Date, the Borrower's Credit Rating shall be determined based on the rating which is most analogous to the applicable rating set forth above.

If any credit rating shall be downgraded by Moody's or S&P, such change shall be effective for purposes of this definition as of the Business Day on which such change in credit rating is announced by Moody's and/or S&P, as the case may be, provided that nothing herein shall relieve the Borrower of its obligation to notify the Banks of any such change pursuant to

Section 7.01(j). If any credit rating shall be upgraded by Moody's or S&P, such change shall be effective for purposes of this definition as of the Business Day upon which the Banks receive notice of any such change pursuant to
Section 7.01(j).

              "Cumulative Net Income Amount" shall mean on any date of determination, an amount equal to, (i) 50% of Consolidated Net Income (determined on a cumulative basis) for all Cumulative Net Income Periods ending prior to such date of determination for which Consolidated Net Income was a positive number, minus (ii) 100% of Consolidated Net Income (determined on a cumulative basis) for all Cumulative Net Income Periods ending prior to such date of determination for which Consolidated Net Income was a negative number.

              "Cumulative Net Income Period" shall mean each period consisting of a fiscal quarter of the Borrower ending after June 30, 1997.

              "Default" shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

              "Defaulting Bank" shall mean any Bank with respect to which a Bank Default is in effect.

              "Dividends" shall mean to declare or pay on the part of the Borrower or any of its Subsidiaries any dividends (other than dividends payable solely in capital stock of such Person) or return any capital to, its stockholders or authorize or make any other distribution, payment or delivery of property or cash to its stockholders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for a consideration, any shares of any class of its capital stock now or hereafter outstanding (or any warrants for or options or stock appreciation rights in respect of any of such shares), or set aside any funds for any of the foregoing purposes, or permit any of its Subsidiaries to purchase or otherwise acquire for consideration any shares of any class of the capital stock of the Borrower or any other Subsidiary, as the case may be, now or hereafter outstanding (or any options or warrants or stock appreciation rights issued by such Person with respect to its capital stock).

              "Dollars" shall mean freely transferable lawful money of the United States.

              "Domestic Subsidiary" shall mean, as to any Person, any Subsidiary that is incorporated under the laws of the United States of America, any State thereof or any territory thereof.

              "Effective Date" shall have the meaning provided in Section
12.10.

              "Eligible Transferee" shall mean and include a commercial bank, financial institution or other "accredited investor" (as defined by Regulation D of the Securities Act of 1933).

              "Environmental Claims" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations (other than internal reports prepared by the Borrower or any of its Subsidiaries solely in the ordinary course of such Person's business and not in response to any third party action or request of any kind) or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, "Claims"), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials arising from alleged injury or threat of injury to health, safety or the environment.

              "Environmental Law" means any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code, guide, policy and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, or Hazardous Materials, including, without limitation, CERCLA; RCRA; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 7401 et seq.; the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 3808 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq. and any applicable state and local or foreign counterparts or equivalents.

              "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the Effective Date and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

              "ERISA Affiliate" shall mean each person (as defined in Section 3(9) of ERISA) which together with the Borrower or any Subsidiary would be deemed to be a "single employer" (i) within the meaning of Sections 414(b),
(c), (m) and (o) of the Code or (ii) as a result of the Borrower or any Subsidiary being or having been a general partner of such person.

              "Eurodollar Loans" shall mean each Loan bearing interest at the rates provided in Section 1.08(b).

              "Eurodollar Rate" shall mean with respect to each Interest Period for a Loan, the offered rate (rounded upward to the nearest 1/16 of one percent) for deposits of Dollars for a period equivalent to such period at or about 11:00 A.M. (London time) on the second London Banking Day before the first day of such period as is displayed on Telerate page 3750 (British Bankers' Association Interest Settlement Rates) (or such other page as may replace such page 3750 on such system or on any other system of the information vendor for the time being designated by the British Bankers' Association to calculate the BBA Interest Settlement Rate (as defined in the British Bankers' Association's Recommended Terms and Conditions ("BBAIRS" terms) dated August
1985)), provided that if on such date no such rate is so displayed, the Eurodollar Rate for such period shall be the rate quoted to the Administrative Agent as the offered rate for deposits of Dollars in an amount approximately equal to the amount in relation to which the Eurodollar Rate is to be determined for a period equivalent to such period by prime banks in the London Interbank Market at or about 11:00 A.M. (London time) on the second Banking Day before the first day of such period.

              "Event of Default" shall have the meaning provided in Section 9.

              "Existing Indebtedness" shall have the meaning provided in
Section 6.18.

              "Existing Indebtedness Agreements" shall have the meaning provided in Section 5.06(i).

              "Facility" shall mean the credit facility established under this Agreement, evidenced by the Notes.

              "Facing Fee" shall have the meaning provided in Section 3.01(c).

              "Federal Funds Effective Rate" shall mean for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

              "Fees" shall mean all amounts payable pursuant to, or referred to in, Section 3.01.

              "Fleet" shall mean all Fleet Rigs taken as a whole.

              "Fleet Rig" shall mean any offshore drilling rig or vessel wholly-owned from time to time by the Borrower and its Wholly-Owned Subsidiaries.

              "Fleet Rig Disposition" shall mean (i) the sale, transfer or other voluntary disposition (x) by the Borrower or any Guarantor to any Person other than the Borrower or any Guarantor or (y) by any Subsidiary which is not a Guarantor to any Person other than the Borrower or a Subsidiary, of any Fleet Rig of the Borrower or such Subsidiary not subject to a first priority Lien permitted pursuant to Section 8.04(h) or (ii) any Recovery Event arising as a result of a Total Loss.

              "Foreign Pension Plan" means any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States of America by the Borrower or any one or more of its Subsidiaries primarily for the benefit of employees of the Borrower or such Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

              "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect on the date of this Agreement; it being understood and agreed that determinations in accordance with GAAP for purposes of Section 8, including defined terms as used therein, are subject (to the extent provided therein) to Section 12.07(a).

              "Guarantor" shall mean each Domestic Subsidiary of the Borrower from time to time party to the Guaranty.

              "Guaranty" shall have the meaning provided in Section 5.11.

              "Hazardous Materials" means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contained electric fluid containing levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous waste," "hazardous materials," "extremely hazardous waste," "restricted hazardous waste," "toxic substances," "toxic pollutants," "contaminants," or "pollutants," or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority.

              "Indebtedness" of any Person shall mean without duplication (i) all indebtedness of such Person for borrowed money, (ii) the deferred purchase price of assets or services which in accordance with GAAP would be shown on the liability side of the balance sheet of such Person, (iii) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (iv) all Indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such indebtedness has been assumed, (v) all Capitalized Lease Obligations of such Person, (vi) all obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (vii) all net obligations of such Person under Interest Rate Agreements and (viii) all Contingent Obligations of such Person (other than Contingent Obligations arising from the guaranty by such Person of Permitted Indebtedness of the Borrower and/or its Subsidiaries) provided that Indebtedness shall not include trade payables and accrued expenses, in each case arising in the ordinary course of business.

              "Interest Period" with respect to any Loan shall mean the interest period applicable thereto, as determined pursuant to Section 1.09.

              "Interest Rate Agreement" shall mean any interest rate swap agreement, any interest rate cap agreement, any interest rate collar agreement or other similar agreement or arrangement designed to protect the Borrower or any Subsidiary against interest rate risk.

              "Investments" shall mean and include (i) lending money or credit or making advances to any Person (net of any repayments or returns thereof),
(ii) purchasing or acquiring any stock, obligations or securities of, or any other interest in, or making capital contributions to any Person, or (iii) guaranteeing the debt or obligations of any other Person.

              "Kolskaya" shall mean the offshore drilling vessel "Kolskaya", official no. 8752207.

              "Leasehold" of any Person means all of the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

              "L/C Supportable Obligations" shall mean such obligations of the Borrower or its Subsidiaries as are not inconsistent with the policies of the Letter of Credit Issuer.

              "Letter of Credit" shall have the meaning provided in Section 2.01(a).

              "Letter of Credit Fee" shall have the meaning provided in Section 3.01(b).

              "Letter of Credit Issuer" shall mean Christiania Bank og Kreditkasse ASA, New York Branch.

              "Letter of Credit Outstandings" shall mean, at any time, the sum of, without duplication, (i) the aggregate Stated Amount of all outstanding Letters of Credit and (ii) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit.

              "Letter of Credit Request" shall have the meaning provided in
Section 2.03(a).

              "Leverage Ratio" shall mean, at any date of determination, the ratio of Consolidated Indebtedness on such date to Total Capitalization on such date.

              "Lien" shall mean any mortgage, pledge, security interest, security title, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).

              "Loan" shall have the meaning provided in Section 1.01.

              "Margin Stock" shall have the meaning provided in Regulation U.

              "Market Value" shall mean as of any date of calculation (unless otherwise indicated) the value as of such date of any Fleet Rig provided in the most recent valuation report delivered in connection with Section 5.12(ii) or
Section 7.10.

              "Material Adverse Effect" shall mean a material adverse effect on the business, property, assets, liabilities, operations, financial condition or prospects of the Borrower and its Subsidiaries taken as a whole.

              "Maturity Date" shall mean the date that is the fifth anniversary of the Effective Date.

              "Minimum Borrowing Amount" shall mean (i) for Loans maintained as Base Rate Loans, $1,000,000, and (ii) for Loans maintained as Eurodollar Loans, $5,000,000.

              "Moody's" shall mean Moody's Investors Service, Inc. and its successors.

              "Moody's Credit Rating" shall mean the rating level (it being understood that a rating level shall include numerical modifiers and (+) and (- ) modifiers) assigned by Moody's to the senior unsecured long term debt of the Borrower.

              "Muravlenko" shall mean the offshore drilling vessel "Muravlenko", official no. 7907178.

              "Net Cash Proceeds" shall mean, with respect to any Fleet Rig Disposition, the Cash Proceeds resulting therefrom net of expenses of sale or disposition and net of taxes payable as a result thereof.

              "9-1/4% Senior Note Indenture" shall mean the Indenture, dated as of October 1, 1993, among the Borrower and Texas Commerce Bank National Association, as Trustee, governing the 9-1/4%% Senior Notes, as supplemented by the First Supplemental

Indenture dated as of May 30, 1997, as the same may be amended, modified, restated or supplemented from time to time in accordance with the provisions thereof and hereof.

              "9-1/4% Senior Notes" shall mean the Borrower's 9-1/4% Senior Notes due 2003 issued pursuant to the 9-1/4% Senior Note Indenture.

              "9-1/8% Senior Note Indenture" shall mean the Indenture, dated as of July 1, 1996 between the Borrower and Texas Commerce Bank National Association, as Trustee, governing the 9-1/8% Senior Notes, as the same may be amended, modified, restated or supplemented from time to time in accordance with the provisions thereof and hereof.

              "9-1/8% Senior Notes" shall mean the Borrower's 9-1/8% Senior Notes due 2006 issued pursuant to the 9-1/8% Senior Note Indenture.

              "Non-Defaulting Bank" shall mean each Bank other than a Defaulting Bank.

              "Note" shall have the meaning provided in Section 1.05(a).

              "Notice of Borrowing" shall have the meaning provided in Section 1.03.

              "Notice of Conversion" shall have the meaning provided in Section 1.06.

              "Notice Office" shall mean the office of the Administrative Agent at 11 West 42nd Street, New York, New York or such other office as the Administrative Agent may designate to the Borrower from time to time.

              "Obligations" shall mean all amounts, direct or indirect, contingent or absolute, of every type or description, and at any time existing, owing to the Administrative Agent or any Bank pursuant to the terms of this Agreement or any other Credit Document.

              "Participant" shall have the meaning provided in Section 2.05(a).


              "Payment Office" shall mean the office of the Administrative Agent at 11 West 42nd Street, New York, New York or such other office as the Administrative Agent may designate to the Borrower from time to time.

              "Percentage" shall mean for each Bank the percentage obtained by dividing such Bank's Commitment by the Total Commitment, provided that if the Total Commitment has been terminated, the Percentage of each Bank shall be determined by dividing such Bank's Commitment immediately prior to such termination by the Total Commitment immediately prior to such termination.

              "Permitted Indebtedness" shall mean Indebtedness described in
Section 8.03 (a) through (h).

              "Permitted Investments" shall mean and include the following:

              (a) the Borrower or any Subsidiary may make Investments in cash and Cash Equivalents;

              (b) the Borrower and any Subsidiary may acquire and hold receivables owing to them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

              (c) the Borrower and its Subsidiaries may make loans and advances (i) to employees in the ordinary course of business or in connection with employee relocation in an aggregate principal amount not to exceed $500,000 at any time outstanding and (ii) to management employees to finance their purchases of common stock of the Borrower in an aggregate amount not to exceed $750,000 at any time outstanding;

              (d) the Borrower and each Subsidiary may acquire and own investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

              (e) the Borrower may hold treasury stock received by it in connection with the repurchase of stock from employees pursuant to
       Section 8.05;

              (f) the Borrower may make contributions to an employee stock ownership plan provided such contributions are made solely in the form of the Borrower's common stock;

              (g) the Borrower and its subsidiaries may make intercompany loans permitted by Section 8.03(c);

              (h) the Borrower and any Subsidiary may make Investments in Guarantors and Persons which, after giving effect to such Investments, become Guarantors;

              (i) the Borrower and any Subsidiary may collectively maintain a 41% interest in Arktik Drilling Company, Ltd., provided such Investment does not exceed $15,000,000 in the aggregate;

              (j) the Borrower and its Subsidiaries may lend (A) up to $20,000,000 in the aggregate to any Subsidiary for the purpose of financing capital improvements to the Muravlenko and (B) up to $20,000,000 in the aggregate to any Subsidiary for the purpose of financing improvements to the Kolskaya; provided that such loans shall mature and the principal amount thereof shall be repaid or converted into investments permitted by preceding clause (i) not later than (x) in the case of clause (A) above, December 31, 1997 and (y) in the case of clause (B) above, December 31, 1998.

              (k) the Borrower and any Subsidiary may invest in other non Wholly-Owned Subsidiaries and joint ventures, provided that such Investments do not exceed in the aggregate 10% of Consolidated Net Worth;

              (l) the Borrower and its Subsidiaries may maintain Investments existing on the Effective Date in foreign Subsidiaries, without giving effect to any increases in the amount thereof;

              (m) the Borrower and any Subsidiary may make investments in Persons to the extent that such investments shall be made solely with the capital stock of the Borrower.

              "Permitted Liens" shall mean Liens described in Section 8.04(a) through (i).

              "Person" shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

              "Plan" shall mean any multiemployer or single-employer plan as defined in Section 4001 of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) the Borrower or a Subsidiary of the Borrower or an ERISA Affiliate.

              "Pricing Ratio" shall mean, at any date of determination, the ratio of Consolidated Indebtedness on such date to EBITDA for the four consecutive fiscal quarters then last ended.

              "Prime Lending Rate" shall mean the rate which CBK announces from time to time as its prime lending rate, the Prime Lending Rate to change when and as such prime lending rate changes. The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. CBK may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.

              "Project Finance Indebtedness" shall mean any Indebtedness the proceeds of which will be used solely to make capital expenditures to construct, repair, refurbish, upgrade or improve one or more Fleet Rigs owned or acquired (or to be owned or acquired) by the Borrower and any Subsidiary, provided that such Indebtedness shall only be incurred by one or more Project Finance Subsidiaries of the Borrower.

              "Project Finance Subsidiary" shall mean a special purpose Subsidiary of the Borrower whose only material assets are Fleet Rigs pledged pursuant to Section 8.04(h) in support of Project Finance Indebtedness, provided that (i) the Indebtedness of such Subsidiary shall not be guaranteed by any other Subsidiary or, except in the case of Project Finance Indebtedness, the Borrower and (ii) such Subsidiary shall be a Project Finance Subsidiary for purposes of this definition only for so long as such Project Finance Indebtedness of such Subsidiary remains outstanding.

              "Projections" shall mean detailed consolidated financial projections (including, but not limited to, forecasted statements of net income, cash flow, balance sheets and financial covenants), for the Borrower and its Subsidiaries to be delivered pursuant to Sections 5.14 and 7.01(e).

              "Purchase Money Indebtedness" shall mean purchase money Indebtedness not in excess of the purchase price of the asset acquired therewith, which may be secured only with such acquired asset.

             "Rating Agencies" shall mean each of Moody's and S&P.

              "RCRA" shall mean the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq.

              "Real Property" of any Person shall mean all of the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

              "Recovery Event" shall mean the receipt by the Borrower or any of its Subsidiaries of any cash insurance proceeds or condemnation award (excluding the proceeds of any business interruption insurance) payable (i) by reason of theft, loss, physical destruction or damage or any other similar event with respect to any property or asset of the Borrower or any of its Subsidiaries or (ii) by reason of any condemnation, taking, seizing or similar event with respect to any property or asset of the Borrower or any of its Subsidiaries.

              "Register" shall have the meaning provided in Section 12.16.

              "Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

              "Regulation U" shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

              "Replaced Bank" shall have the meaning provided in Section 1.13.

              "Replacement Bank" shall have the meaning provided in Section
1.13.

              "Required Banks" shall mean Non-Defaulting Banks whose outstanding Commitments (or, if after the Total Commitment has been terminated, outstanding Loans and Adjusted Percentage of Letter of Credit Outstandings) constitute greater than 50% of the sum of the Adjusted Total Commitment (or, if after the Total Commitment has been terminated, the total outstanding Loans of Non-Defaulting Banks and the aggregate Adjusted Percentages of all Non-Defaulting Banks of the total Letter of Credit Outstandings at such time).

              "Restricted Payments" shall mean any Dividend or Investment, other than Permitted Investments.

              "S&P" shall mean Standard & Poor's Ratings Group and its successors.

              "S&P Credit Rating" shall mean the rating level (it being understood that a rating level shall include numerical modifiers and (+) and (- ) modifiers) assigned by S&P to the senior unsecured long-term debt of the Borrower.

              "SEC" shall mean the Securities and Exchange Commission or any successor thereto.

              "Section 4.04(b)(ii) Certificate" shall have the meaning provided in Section 4.04(b)(ii).

              "Senior Indebtedness" shall mean Indebtedness of the Borrower or any of its Subsidiaries which ranks pari-passu in repayment priority with Indebtedness of the Borrower and the Guarantors under the Facility.

              "Small Scale Field Development" shall mean field development activities which involve an aggregate field cost to the Borrower and its Subsidiaries for all such fields not to exceed $50,000,000.

              "Standby Letter of Credit" shall have the meaning provided in
Section 2.01(a).

              "Stated Amount" of each Letter of Credit shall mean the maximum available to be drawn thereunder (regardless of whether any conditions for drawing could then be met).

              "Submersible Fleet Rigs" shall mean and include each of the following submersible Fleet Rigs owned on the Effective Date: Amos Runner (official no. CG000268), Jim Thompson (official no. CG000245), Max Smith (official no. CG027797), Joe Alford

(official no. 652439), Lester Pettus (official no. 650227), Fri Rodli (official no. CG000082), Paul Wolff (official no. CG000108) and Paul Romano (official no. CG000103).

              "Subsidiary" of any Person shall mean and include (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (ii) any partnership, association, joint venture, a limited liability company or other entity in which such Person directly or indirectly through Subsidiaries, has more than a 50% equity interest at the time. Unless otherwise expressly provided, all references herein to "Subsidiary" shall mean a Subsidiary of the Borrower.

              "Taxes" shall have the meaning provided in Section 4.04(a).

              "Total Capitalization" shall mean, at any time, the sum of Consolidated Indebtedness and Consolidated Net Worth at such time.

              "Total Commitment" shall mean, at any time, the sum of the Commitments of each of the Banks.

              "Total Loss" shall mean (i) the actual, constructive, arranged, agreed, or compromised total loss of any Unencumbered Fleet Rig; (ii) the requisition for title or other compulsory acquisition or forfeiture of any Unencumbered Fleet Rig otherwise than by requisition for hire; (iii) the capture, seizure, arrest, detention or confiscation of any Unencumbered Fleet Rig by any government or by persons acting or purporting to act on behalf of any government unless such Unencumbered Fleet Rig is released from such capture, seizure, arrest or detention within 60 days after the occurrence thereof.

              "Total Unutilized Commitment" shall mean, at any time, (i) the Total Commitment at such time less (ii) the sum of the aggregate principal amount of all Loans at such time plus the Letter of Credit Outstandings at such time.

              "Trade Letter of Credit" shall have the meaning provided in
Section 2.01(a).

              "Transamerica Financing" shall mean the insurance financing provided to the Borrower by Transamerica, or another nationally recognized insurance company, so long as such financing is provided on substantially the same terms as in effect on the Effective Date.

              "Triton" shall mean Triton Engineering Services Company, a Texas corporation.

              "Triton Financing" shall mean the line of credit issued by Southwest Bank of Texas in favor of Triton, as the same may be extended on substantially the same terms as in effect on the Effective Date.

              "Type" shall mean any type of Loan determined with respect to the interest option applicable thereto, i.e., a Base Rate Loan or Eurodollar Loan.

              "UCC" shall mean the Uniform Commercial Code.

              "Unencumbered Fleet Rig" shall mean each Fleet Rig which is not subject to a first priority Lien permitted pursuant to Section 8.04.

              "Unpaid Drawing" shall have the meaning provided in Section
2.04(a).

              "Voting Stock" shall mean, with respect to any corporation, the outstanding stock of all classes (or equivalent interests) which ordinarily, in the absence of contingencies, entitles holders thereof to vote for the election of directors (or Persons performing similar functions) of such corporation, even though the right so to vote has been suspended by the happening of such a contingency.

              "Wholly-Owned Domestic Subsidiary" of any Person shall mean each Wholly-Owned Subsidiary which is organized under the laws of the United States of America, any state thereof or any territory thereof.

              "Wholly-Owned Subsidiary" of any Person shall mean any Subsidiary of such Person to the extent all of the capital stock or other ownership interests in such Subsidiary, other than directors' qualifying shares, is owned directly or indirectly by such Person.

              "Written" or "in writing" shall mean any form of written communication or a communication by means of telex or facsimile transmission.

              SECTION 11.  The Administrative Agent.

              11.01 Appointment. The Banks hereby designate Christiania Bank og Kreditkasse ASA, New York Branch as Administrative Agent to act as specified herein and in the other Credit Documents. Each Bank hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Administrative Agent to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder by or through its respective officers, directors, agents, employees or Affiliates.

              11.02 Nature of Duties. The Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and the other Credit Documents. Neither the Administrative Agent nor any of its respective officers, directors, agents, employees or Affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct. The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Bank or the holder of any Note; and nothing in this Agreement or any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.

              11.03 Lack of Reliance on the Administrative Agent. Independently and without reliance upon the Administrative Agent, each Bank and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Borrower and its Subsidiaries in connection with the making and the continuance of the Loans and issuance and/or participation in Letters of Credit and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of the Borrower and its Subsidiaries and, except as expressly provided in this Agreement, the Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Bank or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. The Administrative Agent shall not be responsible to any Bank or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of the Borrower and its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of the Borrower and its Subsidiaries or the existence or possible existence of any Default or Event of Default.

              11.04 Certain Rights of the Administrative Agent. If the Administrative Agent shall request instructions from the Required Banks with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Required Banks; and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, neither any Bank nor the holder of any Note shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Banks.

              11.05 Reliance. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the Administrative Agent believed to be the proper Person, including, without limitation, counsel to the Borrower and its Subsidiaries, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice and statements of legal counsel.

              11.06 Indemnification. To the extent the Administrative Agent is not reimbursed and indemnified by the Borrower, the Banks will reimburse and indemnify the Administrative Agent, in proportion to their respective "percentages" as used in determining the Required Banks, for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its respective duties hereunder or under any other Credit Document, in any way relating to or arising out of this Agreement or any other Credit Document; provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent's gross negligence or willful misconduct.

              11.07 The Administrative Agent in Its Individual Capacity. With respect to its obligation to make Loans under this Agreement, the Administrative Agent shall have the rights and powers specified herein for a "Bank" and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term "Banks," "Required Banks," "holders of Notes" or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with the Borrower or its Subsidiaries or any Affiliate thereof as if it were not performing the duties specified herein, and may accept fees and other consideration from the Borrower or any of its Subsidiaries for services in connection with this Agreement and otherwise without having to account for the same to the Banks.

              11.08 Holders. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or indorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

              11.09 Resignation by the Administrative Agent. (a) The Administrative Agent may resign from the performance of all its functions and duties hereunder and/or under the other Credit Documents at any time by giving 15 Business Days' prior written notice to the Borrower and the Banks. Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

              (b) Upon any such notice of resignation, the Required Banks shall appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to the Borrower.

              (c) If a successor Administrative Agent shall not have been so appointed within such 15 Business Day period, the Administrative Agent, with the consent of the Borrower, shall then appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Required Banks appoint a successor Administrative Agent as provided above.

              (d) If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the 20th Business Day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent's resignation shall become effective and the Required Banks shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Banks appoint a successor Administrative Agent as provided above.

              SECTION 12.  Miscellaneous.

              12.01 Payment of Expenses, etc. The Borrower agrees to (and to cause each other Credit Party, in respect of the Credit Document to which it is a party, to): (i) whether or not the transactions herein contemplated are consummated, pay all reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with the negotiation, preparation, execution and delivery of the Credit Documents and the documents and instruments referred to therein and any amendment, waiver or consent relating thereto (including, without limitation, the reasonable fees and disbursements of White & Case) and of the Administrative Agent and, after the occurrence and during the continuance of an Event of Default, each of the Banks in connection with the enforcement of the Credit Documents and the documents and instruments referred to therein (including, without limitation, the actual reasonable fees and disbursements of counsel for the Administrative Agent and, after the occurrence and during the continuance of an Event of Default for each of the Banks), provided that to the extent it is feasible and a conflict of interest does not exist in the reasonable discretion of the Administrative Agent, the Banks and their counsel, the Banks shall use the same counsel in connection with the foregoing; (ii) pay and hold each of the Banks harmless from and against any and all present and future stamp and other similar taxes with respect to the foregoing matters and save each of the Banks harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Bank) to pay such taxes; and (iii) indemnify each Bank (including in its capacity as the Administrative Agent or Letter of Credit Issuer), its officers, directors, employees, representatives and agents from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not any Bank is a party thereto) related to the entering into and/or performance of any Credit Document or the use of the proceeds of any Loans hereunder or the consummation of any transactions contemplated in any Credit Document, whether initiated by the Borrower or any other Person, including, without limitation, the actual reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding (but excluding any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence, willful misconduct, unlawful act or material breach of the terms of this Agreement of the Person to be indemnified) or (b) the actual or alleged presence of Hazardous Materials in the air, surface water, groundwater, surface or subsurface of any Real Property, Fleet Rig, facility or location at any time owned or operated by the Borrower or any of its Subsidiaries, the generation, storage, transportation or disposal of Hazardous Materials at any Real Property, Fleet Rig, facility or location at any time owned or operated by the Borrower or any of its Subsidiaries, the non-compliance of any Real Property, Fleet Rig, facility or location at any time owned or operated by the Borrower or any of its Subsidiaries with federal, state and local laws, regulations, and ordinances (including applicable permits thereunder) applicable to any such Real Property, Fleet Rig, facility or location, or any Environmental Claim asserted against the Borrower, any of its Subsidiaries, or any Real Property, Fleet Rig, facility or location at any time owned or operated by the Borrower or any of its Subsidiaries, including, in each case, without limitation, the actual reasonable fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding (but excluding any losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence, willful misconduct, unlawful act or material breach of the terms of this Agreement of the Person to be indemnified). To the extent that the undertaking to indemnify, pay or hold harmless the Administrative Agent or any Bank set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrowers shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.

              12.02 Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, if an Event of Default then exists, each Bank is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by such Bank (including without limitation by branches and agencies of such Bank wherever located) to or for the credit or the account of the Borrower against and on account of the Obligations and liabilities of the Borrower to such Bank under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations of the Borrower purchased by such Bank pursuant to
Section 12.06(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not such Bank shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured. Without limiting the foregoing, each Bank agrees to use reasonable efforts to notify the Borrower of any exercise of such Bank's right of setoff granted hereby.

              12.03 Notices. (a) Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telex or telecopier communication) and mailed, telexed, telecopied or delivered, if to the Borrower or its Subsidiaries, at the address specified opposite its signature below or in the other relevant Credit Documents, as the case may be; if to any Bank, at its address specified for such Bank on Annex II; or, at such other address as shall be designated by any party in a written notice to the other parties hereto. All such notices and communications shall be effective when received and, in the case of notice by telecopier, after confirmation of such receipt has been given by the recipient, excluding by way of automatic receipt produced by telecopier.

              (b) Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice permitted to be given hereunder, the Administrative Agent or the Letter of Credit Issuer, as the case may be, may prior to receipt of written confirmation act without liability upon the basis of such telephonic notice, believed by the Administrative Agent or the Letter of Credit Issuer in good faith to be from an Authorized Officer of the Borrower. In each such case, the Borrower hereby waives the right to dispute the Administrative Agent's or the Letter of Credit Issuer's record of the terms of such telephonic notice.

              12.04 Benefit of Agreement. (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto, provided that the Borrower may not assign or transfer any of its rights or obligations hereunder without the prior written consent of the Banks. Each Bank may at any time grant participations in any of its rights hereunder or under any of the Notes to another financial institution, provided that in the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant's rights against such Bank in respect of such participation to be those set forth in the agreement executed by such Bank in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Bank had not sold such participation, except that the participant shall be entitled to the benefits of Sections 1.10 and 4.04 of this Agreement to the extent that such Bank would be entitled to such benefits if the participation had not been entered into or sold, and, provided further, that no Bank shall transfer, grant or assign any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan or Note in which such participant is participating or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of the applicability of any post-default increase in interest rates), or reduce the principal amount thereof, or increase such participant's participating interest in any Commitment over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment, or a mandatory prepayment, shall not constitute a change in the terms of any Commitment) or (ii) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement.

              (b) Notwithstanding the foregoing, (x) any Bank may assign all or a portion of its outstanding Commitment and its rights and obligations hereunder to its Affiliate or to another Bank, and (y) with the consent of the Administrative Agent, the Letter of Credit Issuer and the Borrower (which consent shall not be unreasonably withheld), any Bank may assign all or a portion of its outstanding Commitment and its rights and obligations hereunder to one or more Eligible Transferees. No assignment pursuant to the immediately preceding sentence shall to the extent such assignment represents an assignment to an institution other than one or more Banks hereunder, be in an aggregate amount less than $10,000,000 unless the entire Commitment of the assigning Bank is so assigned. If any Bank so sells or assigns all or a part of its rights hereunder or under the Notes, any reference in this Agreement or the Notes to such assigning Bank shall thereafter refer to such Bank and to the respective assignee to the extent of their respective interests and the respective assignee shall have, to the extent of such assignment (unless otherwise provided therein), the same rights and benefits as it would if it were such assigning Bank. Each assignment pursuant to this Section 12.04(b) shall be effected by the assigning Bank and the assignee Bank executing an Assignment and Assumption Agreement. In the event of any such assignment (x) to a commercial bank or other financial institution not previously a Bank hereunder, either the assigning or the assignee Bank shall pay to the Administrative Agent a nonrefundable assignment fee of $3,500 and (y) to a Bank, either the assigning or assignee Bank shall pay to Administrative Agent a nonrefundable assignment fee of $1,500, and at the time of any assignment pursuant to this
Section 12.04(b), (i) Annex I shall be deemed to be amended to reflect the Commitment of the respective assignee (which shall result in a direct reduction to the Commitment of the assigning Bank) and of the other Banks, and (ii) if any such assignment occurs after the Effective Date, if requested by the assigning Bank and the assignee Bank, the Borrower will issue new Notes to the respective assignee and to the assigning Bank in conformity with the requirements of Section 1.05. Each Bank and the Borrower agree to execute such documents (including, without limitation, amendments to this Agreement and the other Credit Documents) as shall be necessary to effect the foregoing. Nothing in this clause (b) shall prevent or prohibit any Bank from pledging its Notes or Loans to a Federal Reserve Bank in support of borrowings made by such Bank from such Federal Reserve Bank.

              (c) Notwithstanding any other provisions of this Section 12.04, no transfer or assignment of the interests or obligations of any Bank hereunder or any grant of participation therein shall be permitted if such transfer, assignment or grant would require the

Borrower to file a registration statement with the SEC or to qualify the Loans under the "Blue Sky" laws of any State.

              (d) Each Bank initially party to this Agreement hereby represents, and each Person that became a Bank pursuant to an assignment permitted by this Section 12 will, upon its becoming party to this Agreement, represent that it is a commercial lender, other financial institution or other "accredited" investor (as defined in SEC Regulation D) which makes loans in the ordinary course of its business and that it will make or acquire Loans for its own account in the ordinary course of such business, provided that subject to the preceding clauses (a) and (b), the disposition of any promissory notes or other evidences of or interests in Indebtedness held by such Bank shall at all times be within its exclusive control.

              12.05 No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent or any Bank in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower or any of its Subsidiaries and the Administrative Agent or any Bank shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which the Administrative Agent or any Bank would otherwise have. No notice to or demand on the Borrower or any of its Subsidiaries in any case shall entitle the Borrower or any of its Subsidiaries to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or the Banks to any other or further action in any circumstances without notice or demand.

              12.06 Payments Pro Rata. (a) The Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrower or any of its Subsidiaries in respect of any Obligations of the Borrower or any of its Subsidiaries hereunder, it shall distribute such payment to the Banks (other than any Bank that has expressly waived its right to receive its pro rata share thereof) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

              (b) Each of the Banks agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker's lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise) which is applicable to the payment of the principal of, or interest on, the Loans, Unpaid Drawings or Fees, of a sum which with respect to the related sum or sums received by other Banks is in a greater proportion than the total of such Obligation then owed and due to such Bank bears to the total of such Obligation then owed and due to all of the Banks immediately prior to such receipt, then such Bank receiving such excess payment shall purchase for cash without recourse or warranty from the other Banks an interest in the Obligations of the Borrower or any of its Subsidiaries, respectively, to such Banks in such amount as shall result in a proportional participation by all of the

Banks in such amount, provided that if all or any portion of such excess amount is thereafter recovered from such Bank, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

              (c) Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 12.06(a) and (b) shall be subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Banks as opposed to Defaulting Banks.

              12.07 Calculations; Computations. (a) The financial statements to be furnished to the Banks pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrower to the Banks), provided that (x) except as otherwise specifically provided herein, all computations determining compliance with
Section 8, including definitions used therein, shall utilize accounting principles and policies in effect at the time of the preparation of, and in conformity with those used to prepare, the December 31, 1996 and March 31, 1997 historical financial statements of the Borrower delivered to the Banks pursuant to Section 6.10(b), and (y) that if at any time the computations determining compliance with Section 8 utilize accounting principles different from those utilized in the financial statements furnished to the Banks, such financial statements shall be accompanied by reconciliation work-sheets.

              (b) All computations of interest relating to Eurodollar Loans shall be made on the actual number of days elapsed over a year of 360 days. All other computations of interest hereunder and Fees shall be made on the actual number of days elapsed over a year of 365 days.

              12.08 Governing Law; Submission to Jurisdiction; Venue; Waiver of Jury Trial. (a) This Agreement and the other Credit Documents and the rights and obligations of the parties hereunder and thereunder shall be construed in accordance with and be governed by the law of the state of New York. Any legal action or proceeding with respect to this Agreement or any other Credit Document may be brought in the courts of the state of New York or of the United States for the Southern District of New York, and, by execution and delivery of this Agreement, the Borrower hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts. The Borrower further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Borrower located outside New York City and by hand delivery to the Borrower located within New York City, at its address for notices pursuant to Section 12.03, such service to become effective 30 days after such mailing. Nothing herein shall affect the right of the Administrative Agent, any Bank to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Borrower in any other jurisdiction.

              (b) The Borrower hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Credit Document brought in the courts referred to in clause (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

              (c) Each of the parties to this agreement hereby irrevocably waives all right to a trial by jury in any action, proceeding or counterclaim arising out of or relating to this agreement, the other credit documents or the transactions contemplated hereby or thereby.

              12.09 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.

              12.10 Effectiveness. This Agreement shall become effective on the date (the "Effective Date") on which (i) the Borrower and each of the Banks shall have signed a copy hereof (whether the same or different copies) and shall have delivered the same to the Administrative Agent at the Payment Office of the Administrative Agent or, in the case of the Banks, shall have given to the Administrative Agent telephonic (confirmed in writing), written telex or facsimile transmission notice (actually received) at such office that the same has been signed and mailed to it and (ii) the Borrower shall have fully complied with each of the conditions set forth in Section 5.

              12.11 Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

              12.12 Amendment or Waiver. (a) Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the Borrower and the Required Banks, provided that no such change, waiver, discharge or termination shall, without the consent of each Bank (other than a Defaulting Bank) affected thereby, (i) extend the Maturity Date, or reduce the rate or extend the time of payment of interest (other than as a result of waiving the applicability of any post-default increase in interest rates) or Fees thereon, or reduce the principal amount thereof, (ii) increase the Commitment of any Bank over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment shall not constitute a change in the terms of any Commitment of any Bank), (iii) amend, modify or waive any provision of this Section, (iv) reduce the percentage specified in the definition of Required Banks or (v) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement. No provision of Sections 2 or 11, or any other provisions relating to the Letter of Credit Issuer or the Administrative Agent may be modified without the consent of the Letter of Credit Issuer or the Administrative Agent, respectively.

              (b) If, in connection with any proposed change, waiver, discharge or termination to any of the provisions of this Agreement as contemplated by clauses (i) through (v), inclusive, of the first proviso to
Section 12.12(a), the consent of the Required Banks is obtained but the consent of one or more of such other Banks whose consent is required is not obtained, then the Borrower shall have the right to replace each such non-consenting Bank or Banks (so long as all non-consenting Banks are so replaced) with one or more Replacement Banks pursuant to Section 1.13, so long as at the time of such replacement, each such Replacement Bank consents to the proposed change, waiver, discharge or termination, provided that the Borrower shall not have the right to replace a Bank solely as a result of the exercise of such Bank's rights (and the withholding of any required consent by such Bank) pursuant to
Section 12.12(a)(ii).

              12.13 Survival. All indemnities set forth herein including, without limitation, in Section 1.10, 1.11, 4.04, 11.07 or 12.01 shall survive the execution and delivery of this Agreement and the making and repayment of the Loans.

              12.14 Domicile of Loans. Each Bank may transfer and carry its Loans at, to or for the account of any branch office, subsidiary or Affiliate of such Bank, provided that the Borrower shall not be responsible for costs arising under Section 1.10 or 4.04 resulting from any such transfer (other than a transfer pursuant to Section 1.12(a)) to the extent not otherwise applicable to such Bank prior to such transfer.

              12.15 Confidentiality. Subject to Section 12.04, the Banks shall hold all non-public information obtained pursuant to the requirements of this Agreement in accordance with its customary procedure for handling confidential information of this nature and in accordance with safe and sound banking practices and in any event may make disclosure reasonably required by any bona fide transferee or participant in connection with the contemplated transfer of any Loans or participation therein (so long as such transferee or participant agrees in writing to be bound by the provisions of this Section 12.15) or as required or requested by any governmental agency or representative thereof or pursuant to legal process, provided that, unless specifically prohibited by applicable law or court order, each Bank shall notify the Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Bank by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information, and provided further that in no event shall any Bank be obligated or required to return any materials furnished by the Borrower or any Subsidiary.

              12.16 Registry. The Borrower hereby designates the Administrative Agent to serve as the Borrower's agent, solely for purposes of this Section 12.16, to maintain a register (the "Register") on which it will record the Commitments from time to time of each of the Banks, the Loans made by each of the Banks and each repayment in respect of the principal amount of the Loans of each Bank.
Failure to make any such recordation, or any error in such recordation shall not affect the Borrower's obligations in respect of such Loans. With respect to any Bank, the transfer of the Commitments of such Bank and the rights to the principal of, and interest on, any Loan made pursuant to such Commitments shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Commitments and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitments and Loans shall remain owing to the transferor.
The registration of assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 12.04(b). Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Bank shall surrender the Note evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Bank and/or the new Bank.

                          *             *            *

              IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.





Address:                           NOBLE DRILLING CORPORATION


10370 Richmond Avenue
Suite 400                          By   /s/  BYRON L. WELLIVER
                                     -------------------------------------
Houston, TX  77042
Attn:  Byron S. Welliver,              Title: Sr. Vice President
       Senior Vice President-
       Finance, Treasurer
       and Controller
Telephone:  (713) 974-3131
Facsimile:  (713) 974-3181

                                   CHRISTIANIA BANK OG KREDITKASSE ASA,
                                   NEW YORK BRANCH,
                                   Individually and as Administrative Agent



                                   By  /s/ Carl-Peter Svendsen
                                     ----------------------------------------
                                   Title: First Vice President


                                   By  /s/  Hans Chr Kjelsrud
                                     ----------------------------------------
                                   Title: First Vice President

                                   THE BANK OF NOVA SCOTIA


                                   By /s/ E.C.H. Ashby
                                     ----------------------------------------
                                      Title: Sr. Manager

                                   THE BANK OF TOKYO-MITSUBISHI, LTD., HOUSTON
                                   AGENCY


                                   By /s/ John W. McGhee
                                     ----------------------------------------
                                      Title: Vice President

                                   CREDIT LYONNAIS NEW YORK BRANCH


                                   By     /s/ Pascal Poupelle
                                     ----------------------------------------
                                      Title:  Executive Vice President

                                   THE FUJI BANK, LIMITED, HOUSTON AGENCY


                                   By     /s/ Nate Ellis
                                     ----------------------------------------
                                      Title:  Vice President

                                   KREDIETBANK N.V., GRAND CAYMAN BRANCH


                                   By     /s/ Tod R. Angus
                                     ----------------------------------------
                                      Title:  Vice President


                                   By     /s/ Kurt Barkley
                                     ----------------------------------------
                                      Title:  Vice President

                                   FIRST NATIONAL BANK OF COMMERCE


                                   By /s/ JOSHUA CUMMINGS
                                     ----------------------------------------
                                      Title: Assistant Vice President

                                   MEESPIERSON CAPITAL CORPORATION


                                   By /s/ JOHN T. CONNORS
                                     ----------------------------------------
                                      Title: Executive Vice President


                                   By /s/ SVEIN ENGH
                                     ----------------------------------------
                                      Title: Vice President

                                   ROYAL BANK OF CANADA


                                   By /s/ LINDA M. STEPHENS
                                     ----------------------------------------
                                      Title: Manager

                                   THE SANWA BANK, LIMITED


                                   By /s/ MATTHEW G. PATRICK
                                     ----------------------------------------
                                      Title: Vice President

                                   SKANDINAVISKA ENSKILDA BANKEN AB (Publ.)


                                   By /s/ MAGNE HAGA
                                     ----------------------------------------
                                      Title: Head of Unit


                                   By /s/ BJARTE BOE
                                     ----------------------------------------
                                      Title: Authorized Signatory

                                   WELLS FARGO BANK (TEXAS) NATIONAL
                                   ASSOCIATION


                                   By       /s/ FRANK SCHAGEMAN
                                     ----------------------------------------
                                      Title: Vice President

                                   WESTDEUTSCHE LANDESBANK GIROZENTRALE, NEW
                                   YORK BRANCH


                                   By         /s/ ALAN S. BOOKSPAN
                                     ----------------------------------------
                                      Title:  Vice President


                                   By         /s/ THOMAS LEE
                                     ----------------------------------------
                                      Title:  Associate

                                                                         ANNEX I



                                  COMMITMENTS


              Bank                                                    Commitment
              ----                                                    ----------
Christiania Bank og Kreditkasse,                                     $29,000,000
  New York Branch

Credit Lyonnais New York Branch                                      $17,000,000

Bank of Tokyo-Mitsubishi, Ltd.,                                      $16,500,000
  Houston Agency

The Fuji Bank Limited, Houston                                       $16,500,000
  Agency

Kredietbank N.V., Grand Cayman Branch                                $16,500,000

MeesPierson Capital Corporation                                      $16,500,000

Royal Bank of Canada                                                 $16,500,000

Wells Fargo Bank (Texas) National                                    $16,500,000
  Association

Westdeutsche Landesbank Girozentrale,                                $16,500,000
  New York Branch

The Bank of Nova Scotia                                              $11,500,000

Skandinaviska Enskilda Banken AB (Publ.)                             $11,500,000

The Sanwa Bank, Limited                                               $8,500,000

First National Bank of Commerce                                       $7,000,000
                                                                    ------------
TOTAL                                                               $200,000,000

                                                                        ANNEX II



                                 BANK ADDRESSES


Christiania Bank og                        11 West 42nd Street
Kreditkasse ASA, New York Branch           7th Floor
                                           New York, New York  10036

                                           Attention: Loan Administration
                                           Tel: (212) 827-4800
                                           Fax: (212) 827-4888

Credit Lyonnais Houston                    1000 Louisiana, Suite 5360
  Representative Office                    Houston, TX  77002

                                           W. Thomas Byargeon
                                           T: (713) 753-8706
                                           F: (713) 751-0307/0421

The Bank of Tokyo-Mitsubishi, Ltd         1100 Louisiana Street, 2800
  Houston Agency                          Houston, TX  77002-5216

                                          Jason York
                                          Tel: (713) 655-3809
                                          Fax: (713) 658-0116

The Fuji Bank Limited                     One Houston Center, Suite 4100
Houston Agency                            1221 McKinney
                                          Houston, TX  77010

                                          Mark Polasek
                                          Tel: (713) 650-7863
                                          Fax: (713) 759-0048

Kredietbank N.V.                          1349 West Peachtree Street
                                          Suite 1750
                                          Atlanta, GA  30309

                                          Michael Sawicki/Kojo Asakura
                                          T: (404) 876-2556
                                          F: (404) 876-3212

Mees Pierson Capital Corporation          445 Park Avenue
                                          New York, NY  10022

                                          Svein Engh
                                          T: (212) 801-0415
                                          F: (212) 801-0420

Royal Bank of Canada                      12450 Greenspoint Drive,
                                          Suite 1450
                                          Houston, TX  77060

                                          Linda M. Stephens
                                          T: (281) 874-5669
                                          F: (281) 874-0081

Wells Fargo Bank (TX) National            1000 Louisiana, 3rd Floor
  Association                             Houston, TX  77002

                                          Frank W. Schageman
                                          T: (713) 250-4352
                                          F: (713) 250-7912

Westdeutsche Landesbank                   1211 Avenue of the Americas
  Girozentrale                            New York, NY  10036

                                          Richard Newman
                                          T: (212) 852-6120
                                          F: (212) 852-6307

The Bank of Nova Scotia                   1100 Louisiana, Suite 3000
                                          Houston, TX  77002

                                          Jamie Conn
                                          T: (713) 752-0900
                                          F: (713) 752-2425

Skandinaviska Enskilda                    Rosenkrantzgate 22
  Banken AB (publ.)                       N-0123 Oslo, NORWAY

                                          Bjarte Bee
                                          T: (47) 22-82-70-04
                                          F: (47) 22-82-71-31

The Sanwa Bank, Limited                   2200 Ross Avenue, Suite 4100W
                                          Dallas, TX  75201

                                          Matthew Patrick,
                                          Vice President
                                          T: (214) 665-0217
                                          F: (214) 953-3936

First National Bank of Commerce           201 St. Charles Avenue
                                          28th Floor
                                          New Orleans, LA  70170

                                          Joshua C. Cummings
                                          T: (504) 623-1497
                                          F: (504) 623-1497